UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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PBF Energy Inc.

(Name of Registrant as Specified In Its Charter)

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PBF Energy®

# 2019

Notice of Annual Meeting of Stockholders and Proxy Statement

Dear PBF Energy Stockholder,

On behalf of the Board of Directors and management team, I am pleased to invite you to attend our Annual Meeting of Stockholders, to be held at the Hilton Short Hills, 41 John F. Kennedy Parkway, Short Hills, New Jersey 07078 on Thursday, May 23, 2019, at 10 a.m. Eastern Daylight Time.

In 2018, we celebrated the tenth anniversary of our founding, which has included only a little more than six years as a public company. Since our humble beginnings in 2010, with a single office, no operating assets and under a dozen employees and the time of our initial public offering (IPO) in December 2012 as a private equity sponsored and controlled entity with three operating refineries, we have grown to five refineries, numerous terminals and pipelines and other assets providing meaningful opportunities to over 3,500 dedicated employees. Since the IPO, PBF has rewarded its stockholders with a regular annual dividend, paid quarterly, of $1.20 per share, which has returned an aggregate of approximately $745 million to stockholders through 2018.

We achieved a number of significant milestones and delivered strong operational and financial performance across the business in 2018. PBF generated EBITDA excluding special items (a non-GAAP financial measure) of approximately $1.1 billion and operating income of $718 million, representing a historical record financial performance. Our Refining segment had a strong year, particularly with respect to the performance of our Torrance refinery, which we acquired in 2016. Since acquiring the Torrance refinery two and a half years ago, we have improved the environmental and safety performance of the facility and taken significant steps to lower operating costs. Our Logistics segment, which primarily reflects the results of our sponsored master limited partnership, PBF Logistics LP (”PBFX”), was strengthened through two strategic third-party acquisitions and several sponsor-related acquisitions and development projects.

Our operational and financial successes are primarily driven by our core principles:

•	safe, reliable and environmentally responsible operation of our assets;

•	production of the cleanest fuels possible; and

•	promotion of a culture of excellence that includes rigorous training and sharing of expertise across our sites.

Under the guidance and stewardship of the Board of Directors, we have continued the evolution from our private equity origins to one of the largest independent petroleum refiners and suppliers of unbranded transportation fuels, heating oil, petrochemical feedstocks, lubricants and other petroleum products in the United States. Ongoing engagement with our stockholders is important to us and we regularly communicate with our stockholders through a variety of means, including direct interface, investor presentations, our website, and publications we issue. Beginning in 2019, as part of our engagement program, our senior management team will reach out to our largest stockholders for dialogue concerning their priorities relating to executive compensation and/or corporate governance. We value our stockholders’ views and your input is important.

This Proxy Statement provides you information you need to make informed decisions about the matters on which you are being asked to vote. I encourage you to read it, consider the Board’s recommendations and exercise your right to vote your ownership stake.

On behalf of the Board of Directors, thank you for your continuing support. We are working diligently to reward the trust you have placed in us.

Sincerely,

Tom Nimbley

Chairman and Chief Executive Officer

PBF ENERGY INC.

One Sylvan Way, Second Floor

Parsippany, New Jersey 07054

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

DATE May 23, 2019 at 10:00 A.M. E.T.	LOCATION Hilton Short Hills 41 John F. Kennedy Parkway Short Hills, New Jersey 07078	RECORD DATE Stockholders of record on March 29, 2019 are entitled to vote at the meeting

Items of Business:

1.	the election of directors;

2.	the ratification of the appointment of Deloitte & Touche LLP (“Deloitte”) as independent auditor;

3.	an advisory vote on the 2018 compensation of the named executive officers;

4.	an advisory vote on the frequency of the advisory vote on executive compensation; and

5.	the transaction of any other business properly brought before the meeting or any adjournment or postponement thereof.

The Company’s 2018 Annual Report, which is not part of the proxy soliciting material, is enclosed. These materials are being delivered to stockholders on or about April 8, 2019.

Information with respect to the above matters is set forth in this proxy statement that accompanies this notice.

By order of the Board of Directors,

Trecia M. Canty

Senior Vice President, General Counsel and Secretary

April 8, 2019

YOUR VOTE IS IMPORTANT, PLEASE SIGN, DATE AND MAIL THE ACCOMPANYING PROXY CARD OR VOTING INSTRUCTION FORM PROMPTLY. YOU MAY ALSO VOTE VIA THE INTERNET OR BY TELEPHONE. PLEASE USE THE INTERNET ADDRESS OR TOLL-FREE NUMBER SHOWN ON YOUR PROXY CARD OR VOTING INSTRUCTION FORM.

YOU MAY REVOKE A PROXY AT ANY TIME PRIOR TO ITS EXERCISE BY GIVING WRITTEN NOTICE TO THAT EFFECT TO THE SECRETARY OR BY SUBMISSION OF A LATER-DATED PROXY OR SUBSEQUENT INTERNET OR TELEPHONIC PROXY. IF YOU ATTEND THE MEETING, YOU MAY REVOKE ANY PROXY PREVIOUSLY GRANTED AND VOTE IN PERSON.

PBF ENERGY INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

Our Board of Directors (the “Board”) is soliciting proxies to be voted at the Annual Meeting of Stockholders on May 23, 2019 (the “Annual Meeting”). The accompanying notice describes the time, place, and purposes of the Annual Meeting. Action may be taken at the Annual Meeting or on any date to which the meeting may be adjourned. Unless otherwise indicated the terms “PBF,” “the Company,” “we,” “our,” and “us” are used in this Notice of Annual Meeting and Proxy Statement to refer to PBF Energy Inc., to one or more of our consolidated subsidiaries, or to all of them taken as a whole.

In lieu of this proxy statement and the accompanying notice, we are mailing a Notice of Internet Availability of Proxy Materials (“Internet Availability Notice”) to certain stockholders on or about April 8, 2019. On this date, stockholders will be able to access all of our proxy materials on the website referenced in the Notice.

Record Date, Shares Outstanding, Quorum

Holders of record of our Class A Common Stock, par value $0.001 per share (“Class A Common Stock”) and Class B Common Stock, par value $0.001 per share (“Class B Common Stock”) are entitled to vote as a single class on the matters presented at the Annual Meeting. At the close of business on March 29, 2019 (the “record date”), 119,848,135 shares of Class A Common Stock were issued and outstanding and entitled to one vote per share and the holders of the Class A Common Stock have 99.0% of the voting power. On the record date, 20 shares of Class B Common Stock were issued and outstanding and each share of Class B Common Stock entitled the holder to one vote for each Series A limited liability company membership interest (“PBF LLC Series A Units”) of our subsidiary, PBF Energy Company LLC (“PBF LLC”), held by such holder as of the record date. On the record date, Class B Common Stock holders collectively held 1,206,325 of the PBF LLC Series A Units, which entitled them to an equivalent number of votes, representing approximately 1.0% of the combined voting interests of the Class A and Class B Common Stock. See “Corporate Governance—PBF’s Corporate Structure” below for more information.

Stockholders representing a majority of voting power, present in person or represented by properly executed proxy, will constitute a quorum. Abstentions and broker non-votes count as being present or represented for purposes of determining the quorum.

Voting Requirements for the Proposals

Proposal No. 1, Election of Directors — An affirmative vote of the majority of the total number of votes cast “FOR” or “AGAINST” a director nominee is required for the election of a director in an uncontested election. A majority of votes cast means that the number of shares voted “FOR” a director nominee must exceed 50% of the votes cast with respect to that nominee (with “abstentions” and “broker non-votes” not counted as votes cast either “FOR” or “AGAINST” that nominee’s election).

Proposal No. 2, Ratification of Independent Auditors — Ratification by stockholders of the selection of independent public accountants requires the affirmative vote of the majority of the votes cast. Abstentions have no effect on this proposal.

Proposal No. 3, Advisory Vote on 2018 Named Executive Officer Compensation — The affirmative vote of the majority of the votes cast on this non-binding proposal is required for the proposal to pass. A majority of the votes cast means the number of shares voted for “FOR” the proposal must exceed the number of shares voted “AGAINST” the proposal. Your broker may not vote your shares on this proposal unless you give voting instructions. Abstentions and broker non-votes have no effect on the vote.

Proposal No. 4, Advisory Vote on the Frequency of the Advisory Vote on Executive Compensation — The affirmative vote of the majority of the votes cast on this non-binding proposal is required for the proposal to pass. A majority of the votes cast means the number of shares voted for “FOR” the proposal must exceed the number of shares voted “AGAINST” the proposal. Your broker may not vote your shares on this proposal unless you give voting instructions. Abstentions and broker non-votes have no effect on the vote.

2019 Proxy Statement	i

Attending the Annual Meeting

In order to enter the Annual Meeting you will need to provide proof of ownership of PBF stock. If your shares are held in the name of a broker, bank or other holder of record and you plan to attend the Annual Meeting, you must present proof of your ownership of PBF stock, such as a bank or brokerage account statement, to be admitted to the Meeting. Stockholders also must present a form of personal photo identification in order to be admitted to the Meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered in your name directly with the Company or with PBF’s transfer agent, American Stock Transfer & Trust Company, LLC, you are the “stockholder of record” of those shares. This Notice of Annual Meeting and Proxy Statement and any accompanying documents have been provided directly to you by PBF.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of those shares, and the Internet Availability Notice has been forwarded to you by your broker, bank or other holder of record.

As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares by using the voting instruction card or by following their instructions for voting by telephone or on the Internet.

Voting by Mail, Telephone or Internet or in Person at the Meeting

You may vote using any of the following methods:

By mail

Complete, sign and date the proxy or voting instruction card and return it in the prepaid envelope. If you are a shareholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by your proxy card as recommended by the Board of Directors. Mailed proxies must be received no later than the close of business on May 22, 2019 in order to be voted at the Annual Meeting. We urge you to use the other means of voting if there is a possibility your mailed proxy will not be timely received.

By telephone or on the Internet

We have established telephone and Internet voting procedures for stockholders of record. These procedures are designed to authenticate your identity, to allow you to give your voting instructions and to confirm that those instructions have been properly recorded.

You can vote by calling the toll-free telephone number 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone. Please have your proxy card handy when you call. Easy-to-follow voice prompts will allow you to vote your shares and confirm that your instructions have been properly recorded.

The website for Internet voting is www.voteproxy.com for stockholders of record. Please have your proxy card handy when you go to the website. As with telephone voting, you can confirm that your instructions have been properly recorded. If you vote on the Internet, you also can request electronic delivery of future proxy materials.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day until 11:59 p.m., Eastern Daylight Time, on May 22, 2019.

The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. Therefore, we recommend that you follow the voting instructions in the materials you receive. If you vote by telephone or on the Internet, you do not have to return your proxy or voting instruction card.

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In person at the Annual Meeting

If you attend the Annual Meeting and want to vote in person, we will give you a ballot at the meeting. If your shares are registered in your name, you are considered the “stockholder of record” and you have the right to vote the shares in person at the Annual Meeting. You may also be represented by another person at the Meeting by executing a proper proxy designating that person. If, however, your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in street name. As a beneficial owner, if you wish to vote at the Annual Meeting, you will need to bring to the Annual Meeting a legal proxy from the “stockholder of record” (e.g., your broker) authorizing you to vote the shares.

Revocability of Proxies

You may revoke your proxy at any time before it is voted at the Annual Meeting by (i) submitting a written revocation to PBF, (ii) returning a subsequently dated proxy to PBF, or (iii) attending the Annual Meeting requesting that your proxy be revoked and voting in person at the Annual Meeting. If instructions to the contrary are not provided, shares will be voted as indicated on the proxy card.

Abstentions

Abstentions are counted for purposes of determining whether a quorum is present. Abstentions are not counted in the calculation of the votes “cast” with respect to any of the matters submitted to a vote of stockholders and will have no effect on the vote on any proposal. Directors will be elected by a majority vote of the votes cast at the meeting.

Broker Non-Votes

Brokers holding shares must vote according to specific instructions they receive from the beneficial owners of the stock. If the broker does not receive specific instructions, in some cases the broker may vote the shares in the broker’s discretion. However, the New York Stock Exchange (the “NYSE”) precludes brokers from exercising voting discretion on certain proposals without specific instructions from the beneficial owner. This results in a “broker non-vote” on the proposal. A broker non-vote is treated as “present” for purposes of determining a quorum, has the effect of a negative vote when a majority of the voting power of the issued and outstanding shares is required for approval of a particular proposal, and has no effect when a majority of the voting power of the shares present in person or by proxy and entitled to vote or a majority of the votes cast is required for approval.

The ratification of the appointment of Deloitte as our independent auditor (Proposal No. 2) is deemed to be a routine matter under NYSE rules. A broker or other nominee generally may vote uninstructed shares on routine matters, and therefore no broker non-votes are expected to occur with Proposal No. 2. Proposals 1, 3 and 4 are considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore an undetermined number of broker non-votes are expected to occur on this proposal. These broker non-votes will not have any impact on the outcomes for these proposals as it requires the approval of a majority of the votes cast.

Solicitation of Proxies

PBF pays for the cost of soliciting proxies and the Annual Meeting. In addition to solicitation by mail, proxies may be solicited by personal interview, telephone, and similar means by directors, officers, or employees of PBF, none of whom will be specially compensated for such activities. Morrow Sodali LLC, 470 West Ave, Stamford, CT 06902, a proxy solicitation firm, will be assisting us for a fee of approximately $8,500 plus out-of-pocket expenses. PBF also intends to request that brokers, banks, and other nominees solicit proxies from their principals and will pay such brokers, banks, and other nominees certain expenses incurred by them for such activities.

2019 Proxy Statement	iii

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. We encourage you to review the entire proxy statement. This proxy statement and our Annual Report for the year ended December 31, 2018 are first being mailed to the Company’s stockholders and made available on the internet at www.pbfenergy.com on or about April 8, 2019. Website addresses included throughout this proxy statement are for reference only. The information contained on our website is not incorporated by reference into this proxy statement.

MATTERS TO BE VOTED ON AT THE ANNUAL MEETING AND BOARD RECOMMENDATION

1.	Election of Directors (p. 9)

Name	Years of Service	Independent	Board Recommendation
Thomas Nimbley	4	No	For
Spencer Abraham	6	Yes	For
Wayne Budd	5	Yes	For
S. Eugene Edwards	5	Yes	For
William Hantke	3	Yes	For
Edward Kosnik	5	Yes	For
Robert Lavinia	3	Yes	For
Kimberly Lubel	1	Yes	For
George Ogden	1	Yes	For

2. Ratification of Deloitte & Touche LLP as Independent Auditors (p. 60)			For

3. Advisory Vote on 2018 Named Executive Officer Compensation (p. 63)			For

4. Advisory Vote on the Frequency of the Advisory Vote on Executive Compensation (p. 64)			For

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Proxy Statement Summary  |

COMPANY PERFORMANCE

We are one of the largest independent petroleum refiners and suppliers of unbranded transportation fuels, heating oil, petrochemical feedstocks, lubricants and other petroleum products in the United States. We sell our products throughout the Northeast, Midwest, Gulf Coast and West Coast of the United States, as well as in other regions of the United States, Canada and Mexico and are able to ship products to other international destinations. We own and operate five domestic oil refineries and related assets that have a combined processing capacity, known as throughput, of approximately 900,000 barrels per day (“bpd”), and a weighted-average Nelson Complexity Index of 12.2.

In 2018, we achieved a number of significant milestones and delivered strong operational and financial performance across the business. Our Refining segment had a strong year, particularly with respect to the performance of our Torrance refinery, which we acquired in 2016. Since acquiring the Torrance refinery two and a half years ago, we have improved the environmental and safety performance of the facility and taken significant steps to lower operating costs. Our Logistics segment, which primarily reflects the results of our sponsored master limited partnership, PBF Logistics LP (”PBFX”), was strengthened through two strategic third party acquisitions and several sponsor-related acquisitions and development projects.

2018 Milestones

●

Record Revenues. Our 2018 revenues reached a record level of $27.2 billion compared to $21.8 billion and $15.9 billion in 2017 and 2016, respectively and, EBITDA Excluding Special Items was $1.1 billion in 2018 compared to $723.4 million and $201.1 million in 2017 and 2016, respectively. EBITDA Excluding Special Items is a non-GAAP financial measure. For an explanation of how we use EBITDA Excluding Special Items and reconciliation to our net income, please see “Non-GAAP Financial Measures” in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K for the year ended December 31, 2018 (the “2018 Form 10-K”).

2018 Revenues $27.2B compared to $21.8B in 2017 and $15.9B in 2016	2018 EBITDA $1.1B compared to $723.4M in 2017 and $201.1M in 2016

●

Successful Credit Facility Refinancings. On May 2, 2018, our subsidiary, PBF Holding and certain of its wholly-owned subsidiaries, as borrowers or subsidiary guarantors, replaced its revolving credit facility. Among other things, the new revolving credit facility increased the maximum commitment available from $2.6 billion to $3.4 billion, extended the maturity date and included amendments that make more funding available for working capital and other general corporate purposes (the “PBFH Revolving Credit Agreement”). In addition, an accordion feature allows for commitments of up to $3.5 billion. On July 30, 2018, PBFX entered into a new Revolving Credit Facility that increased the maximum commitment available from $360.0 million to $500.0 million, and extended the maturity date to July 2023. PBFX has the ability to further increase the maximum availability by an additional $250.0 million to a total commitment of $750.0 million, subject to receiving increased commitments from lenders or other financial institutions and satisfaction of certain conditions (the “PBFX Revolving Credit Agreement”).

●

PBF Energy Equity Offering. On August 14, 2018, we completed a public offering of an aggregate of 6,000,000 shares of Class A common stock for net proceeds of $287.3 million, after deducting underwriting discounts and commissions and other offering expenses (the “August 2018 Equity Offering”).

●

Registered Direct Offering. On July 30, 2018, PBFX closed on a common unit purchase agreement with certain funds managed by Tortoise Capital Advisors, L.L.C. providing for the issuance and sale in a registered direct offering (the “Registered Direct Offering”) of an aggregate of 1,775,750 common units for gross proceeds of approximately $35.0 million.

2019 Proxy Statement	v

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STOCK PERFORMANCE

In accordance with SEC rules, the information contained in the Stock Performance Graph below shall not be deemed to be “soliciting material,” or to be “filed” with the SEC, or subject to the SEC’s Regulation 14A or 14C, other than as provided under Item 201(e) of Regulation S-K, or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”). This performance graph and the related textual information are based on historical data and are not indicative of future performance.

The following line graph compares the cumulative total return on an investment in our common stock against the cumulative total return of the S&P 500 Composite Index and an index of peer companies (that we selected) for the periods commencing December 31, 2013 through December 31, 2018. Our peer group consists of the following companies that are engaged in refining operations in the U.S.: CVR Energy Inc.; Delek US Holdings, Inc.; HollyFrontier Corporation; Marathon Petroleum Corporation; Phillips 66; and Valero Energy Corporation.

	12/31/2013	12/31/2014	12/31/2015	12/31/2016	12/31/2017	12/31/2018
PBF Class A Common Stock	$100.00	$88.58	$127.21	$101.07	$134.99	$128.32
S&P 500	100.00	113.69	115.26	129.05	157.22	150.33
Peer group	100.00	96.28	118.80	121.27	161.06	143.37

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Proxy Statement Summary  |

EXECUTIVE COMPENSATION

Detailed discussion and analysis of our Executive Compensation begins on page 20. Our Executive Compensation program uses a mix of base salary, annual cash incentives and equity-based awards and standard benefits to attract and retain highly qualified executives and maintain a strong relationship between executive pay and Company performance.

2018 KEY COMPENSATION COMMITTEE ACTIONS

In restructuring the executive compensation program in 2018, following a comprehensive review of peer data and feedback from investors, the Compensation Committee sought to balance the equally important imperatives of establishing a competitive, performance-driven compensation program with the need to retain our key executives. In particular, the Compensation Committee focused on establishing total compensation for our CEO that was competitive with his peer CEOs and recognized his significant contributions in growing the Company:

Philosophy	Action

CEO total compensation should be competitive with peer group CEO total compensation

In 2017, the total compensation of our Chief Executive Officer was below the 25th percentile of total compensation of CEOs or equivalents of our peer group companies in 2016. In 2018, the Committee increased the total target compensation for our CEO to place him between the 25th and the 50th percentile of the peer group CEO total compensation in 2017. The adjustment is attributable to an increase in long-term incentive awards as compared with the prior year and is aligned with our compensation philosophy and performance in 2018. As discussed below, 50% of his long-term incentives are now performance based and have been structured to cliff vest after three years to encourage retention.

Performance-Based Awards should be a Significant Component of Long-Term Incentive Compensation

Prior to 2018, the long-term incentives granted to the named executive officers consisted solely of time-based awards (options, restricted stock and phantom units) that were not performance based.

In 2018, the Committee reduced the percentage of PBF Energy time-based awards from 100% to 50%, keeping stock options and introducing performance share units and performance units with a multi-year performance cycle measuring Total Shareholder Return (TSR) as a replacement for time-vested restricted stock. To provide a balance of cash and equity-based compensation, the performance awards are equally allocated to performance share units that settle in stock and performance units that settle in cash. These performance-based awards have payouts that can range from 0-200% and incentivize superior performance throughout the commodity price cycle. An emphasis on TSR preserves performance accountability in both strong and weak commodity price environments, and is aligned with stockholder interests.

2019 Proxy Statement	vii

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Philosophy	Action

Alignment of Payouts under Performance Awards with Total Shareholder Return

The ultimate realized value of equity-based awards is determined by stock price performance over a three-year period and the Compensation Committee limits payout of performance awards to target if PBF’s TSR is negative over the performance period to align pay with performance.

Long-Term Incentives Designed for Retention of Key Executives

The Compensation Committee structured the vesting of the long-term incentives to encourage retention of key executives. Stock options continue to vest over a period of four years while the newly introduced performance awards cliff vest on the last day of the three-year performance cycle. The Committee believes the performance awards granted in 2018 provide a significant performance-based incentive for executives to remain with the Company despite the fact that, as compared with the prior grants of restricted stock, the vesting and actual income realized by our named executive officers will decrease in 2019 and 2020 for the 2018 long-term incentive grants as compared to the 2017 grants as shown below:

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Proxy Statement Summary  |

EXECUTIVE COMPENSATION PROGRAM HIGHLIGHTS

In addition to the key compensation actions described above, the executive compensation program for the named executive officers includes many best-practice features that align executive compensation with the interests of our stockholders:

	What We Do		What We Don’t Do

✔	Annual Say on Pay Vote	✘	No guaranteed minimum cash bonus payments to any of our executive officers

✔	Majority of named executive officer compensation is variable and linked to performance	✘	No repricing of stock options

✔	Long-term incentives are largely contingent on performance	✘	Payout of performance awards is capped at target amount if PBF’s TSR is negative

✔	Objective TSR metric underlying the performance-based portion of the long-term incentive award aligned with stockholder interests	✘	No hedging or pledging of PBF stock

✔	Meaningful stock ownership guidelines for executive officers	✘	No excessive perquisites

✔	Change of control payment under employment agreements limited to 2.99 times base salary	✘	No excise tax gross-ups on any payments at a change of control

✔	Grant stock options only at fair market value as of the grant date	✘	No individual supplemental executive retirement arrangements

✔	Compensation consultant independent from management

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GOVERNANCE HIGHLIGHTS

PBF Energy is committed to meeting high standards of ethical behavior, corporate governance and business conduct in everything we do, every day. This commitment has led us to implement the following practices:

Board Structure and Composition — Our directors are elected annually by vote of our stockholders and eight of our nine current directors are, and assuming election of the nine director nominees at the Annual Meeting, eight out of nine of the directors will be, independent.

Lead Director — Our independent directors are led by an independent Lead Director and regularly meet in executive session.

Majority Voting for Uncontested Director Elections — In February 2017, we adopted majority voting for uncontested elections of directors which requires that our directors must be elected by a majority of the votes cast with respect to such elections.

Absence of Rights Plan — We do not have a shareholder rights plan, commonly referred to as a ‘‘poison pill.’’

Independent Compensation Consultant — Our Compensation Committee uses an independent compensation consultant, which performs no consulting or other services for the Company.

Stock Ownership Guidelines — In October 2016, we adopted stock ownership guidelines for our officers and directors. Most of our executive officers and some of our directors have a significant amount of equity in the Company and each of our executive officers and directors are partially compensated through annual equity awards to ensure a level of stock ownership to align their interests with those of our stockholders.

Chief Executive Officer (‘‘CEO’’) Succession Planning — Succession planning, which is conducted at least annually by our Board of Directors, addresses both an unexpected loss of our CEO and longer-term succession.

Transactions in Company Securities — Our insider trading policy prohibits all directors and employees from engaging in short sales and hedging transactions relating to our common stock.

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ABOUT PBF ENERGY

We are one of the largest independent petroleum refiners and suppliers of unbranded transportation fuels, heating oil, petrochemical feedstocks, lubricants and other petroleum products in the United States. We sell our products throughout the Northeast, Midwest, Gulf Coast and West Coast of the United States, as well as in other regions of the United States and Canada, and are able to ship products to other international destinations. We were formed in 2008 to pursue acquisitions of crude oil refineries and downstream assets in North America. As of December 31, 2018, we own and operate five domestic oil refineries and related assets. Our refineries have a combined processing capacity, known as throughput, of approximately 900,000 barrels per day (“bpd”), and a weighted-average Nelson Complexity Index of 12.2. We operate in two reportable business segments: Refining and Logistics.

PBF Energy was formed on November 7, 2011 and is a holding company whose primary asset is a controlling equity interest in PBF Energy Company LLC (“PBF LLC”). We are the sole managing member of PBF LLC and operate and control all of the business and affairs of PBF LLC. We consolidate the financial results of PBF LLC and its subsidiaries and record a noncontrolling interest in our consolidated financial statements representing the economic interests of the members of PBF LLC other than PBF Energy. PBF LLC is a holding company for the companies that directly or indirectly own and operate our business. PBF Holding Company LLC (“PBF Holding”) is a wholly-owned subsidiary of PBF LLC and is the parent company for our refining operations. PBF Energy, through its ownership of PBF LLC, also consolidates the financial results of PBF Logistics LP, a fee-based, growth-oriented, publicly traded Delaware master limited partnership formed by PBF Energy to own or lease, operate, develop and acquire crude oil and refined petroleum products terminals, pipelines, storage facilities and similar logistics assets. As of March 29, 2019, PBF LLC held a 54.1% limited partner interest (consisting of 29,953,631 common units) in PBFX, with the remaining 45.9% limited partner interest held by the public unit holders. PBF LLC also owns a non-economic general partner interest in PBFX through its wholly-owned subsidiary, PBF Logistics GP LLC (“PBF GP”), the general partner of PBFX.

•

Record Revenues. Our 2018 revenues reached a record level of $27.2 billion compared to $21.8 billion and $15.9 billion in 2017 and 2016, respectively, and, EBITDA Excluding Special Items was $1.1 billion in 2018 compared to $723.4 million and $201.1 million in 2017 and 2016, respectively. EBITDA Excluding Special Items is a non-GAAP financial measure. For an explanation of how we use EBITDA Excluding Special Items and a reconciliation to our net income, please see “Non-GAAP Financial Measures” in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations in our 2018 Form 10-K.

•

Successful Credit Facility Refinancings. On May 2, 2018, PBF Holding and certain of its wholly-owned subsidiaries, as borrowers or subsidiary guarantors, replaced the August 2014 Revolving Credit Agreement with the Revolving Credit Facility. Among other things, the Revolving Credit Facility increased the maximum commitment available from $2.6 billion to $3.4 billion, extended the maturity date to May 2023, and included amendments that make more funding available for working capital and other general corporate purposes. In addition, an accordion feature allows for commitments of up to $3.5 billion. On July 30, 2018, PBFX entered into a new Revolving Credit Facility that increased the maximum commitment available from $360.0 million to $500.0 million, and extended the maturity date to July 2023. PBFX has the ability to further increase the maximum availability by an additional $250.0 million to a total commitment of $750.0 million, subject to receiving increased commitments from lenders or other financial institutions and satisfaction of certain conditions.

•

PBF Energy Equity Offering. On August 14, 2018, PBF Energy completed a public offering of an aggregate of 6,000,000 shares of PBF Energy Class A common stock for net proceeds of $287.3 million, after deducting underwriting discounts and commissions and other offering expenses.

•

Registered Direct Offering. On July 30, 2018, PBFX closed on a common unit purchase agreement with certain funds managed by Tortoise Capital Advisors, L.L.C. providing for the issuance and sale in a registered direct offering of an aggregate of 1,775,750 common units for gross proceeds of approximately $35.0 million.

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|  About PBF Energy

•	Continued Growth of the MLP.

•

East Coast Storage Assets Acquisition. On July 16, 2018, PBFX entered into an agreement with Crown Point International, LLC, formerly known as Axeon Specialty Products LLC, to purchase its wholly-owned subsidiary, CPI Operations LLC (the “East Coast Storage Assets Acquisition”) for total consideration of $107 million, excluding working capital and contingent consideration, which was comprised of an initial payment at closing of $75 million with the balance being payable one year after closing. The East Coast Storage Assets Acquisition closed on October 1, 2018.

•

Development Asset Dropdown. On July 16, 2018, PBFX entered into four contribution agreements with PBF LLC (the “Development Assets Contribution Agreements”). Pursuant to the Development Asset Contribution Agreements, PBF LLC contributed all of the issued and outstanding limited liability company interests of: Toledo Rail Logistics Company LLC (“TRLC”), whose assets consist of a loading and unloading rail facility located at the Toledo refinery (the “Toledo Rail Products Facility”); Chalmette Logistics Company LLC (“CLC”), whose assets consist of a truck loading rack facility (the “Chalmette Truck Rack”) and a rail yard facility (the “Chalmette Rosin Yard”), both of which are located at the Chalmette refinery; Paulsboro Terminaling Company LLC (“PTC”), whose assets consist of a lube oil terminal facility located at the Paulsboro refinery (the “Paulsboro Lube Oil Terminal”); and DCR Storage and Loading Company LLC (“DSLC”), whose assets consist of an ethanol storage facility located at the Delaware City refinery (the “Delaware Ethanol Storage Facility” and collectively with the Toledo Rail Products Facility, the Chalmette Truck Rack, the Chalmette Rosin Yard, and the Paulsboro Lube Oil Terminal, the “Development Assets”) to PBFX Op Co effective July 31, 2018. In consideration for the Development Assets limited liability company interests, PBFX delivered to PBF LLC total consideration of $31.6 million, consisting of 1,494,134 common units of PBFX (the “Development Asset Acquisition”).

•

Knoxville Terminal Acquisition. On April 16, 2018, PBFX completed the purchase of Knoxville Terminals from Cummins Terminals, Inc. for total cash consideration of $58.0 million, excluding working capital adjustments (the “Knoxville Terminals Purchase”). The transaction was financed through a combination of cash on hand and borrowings under the PBFX Revolving Credit Facility.

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CORPORATE GOVERNANCE

PBF’S CORPORATE STRUCTURE

In December 2012, we completed an initial public offering (“IPO”) of our Class A Common Stock, which is listed on the NYSE. We have another class of common stock, Class B Common Stock, which has no economic rights but entitles the holder, without regard to the number of shares of Class B Common Stock held, to a number of votes on matters presented to our stockholders that is equal to the aggregate number of PBF LLC Series A Units held by such holder. The Class A Common Stock and the Class B Common Stock are referred to as our “common stock.” We were initially sponsored and controlled by funds affiliated with The Blackstone Group L.P., or Blackstone, and First Reserve Management, L.P., or First Reserve (collectively referred to as “our former sponsors”).

As of the March 29, 2019 record date, certain of our current and former executive officers, directors and employees and their affiliates beneficially owned 1,206,325 PBF LLC Series A Units (we refer to all of the holders of the PBF LLC Series A Units as “pre-IPO owners” of PBF LLC). Each of the pre-IPO owners of PBF LLC holds one share of Class B Common Stock entitling the holder to one vote for each PBF LLC Series A Unit they hold.

Certain of our current and former officers hold interests in PBF LLC, which are profits interests (which we refer to as the “PBF LLC Series B Units”) and certain of our pre-IPO owners and other employees hold options and warrants to purchase PBF LLC Series A Units as well as options to purchase Class A Common Stock. As described under “Certain Relationships and Related Party Transactions—Summary of PBF LLC Series B Units,” holders of PBF LLC Series B Units, including certain officers of the Company, are entitled, in varying degrees on a scale of 0% to 10%, to share in all distributions and proceeds (other than return of amounts invested) to Blackstone and First Reserve related to PBF LLC Series A Units previously owned by Blackstone and First Reserve.

INFORMATION REGARDING THE BOARD OF DIRECTORS

PBF’s business is managed under the direction of our Board. As of December 31, 2018, our Board had nine (9) members, including our Chief Executive Officer, Thomas J. Nimbley. Our Board conducts its business through meetings of its members and its committees. During 2018, our Board held six (6) meetings and each member of the Board participated in at least 75% of the meetings held while they were in office. All of the directors then in office participated in the Annual Meeting of Stockholders in 2018. All Board members standing for re-election are expected to attend the 2019 Annual Meeting.

The Board’s Audit Committee, Compensation Committee, Health, Safety and Environment Committee and Nominating and Corporate Governance Committee are composed entirely of directors who meet the independence requirements of the NYSE listing standards and any applicable regulations of the Securities and Exchange Commission, or the SEC.

INDEPENDENCE DETERMINATIONS

Under the NYSE’s listing standards, no director qualifies as independent unless the Board affirmatively determines that he or she has no material relationship with PBF. Based upon information requested from and provided by our directors concerning their background, employment, and affiliations, including commercial, banking, consulting, legal, accounting, charitable, and familial relationships, the Board has determined that, other than being a director and/or stockholder of PBF, each of the independent directors named below has either no relationship with PBF, either directly or as a partner, stockholder, or officer of an organization that has a relationship with PBF, or has only immaterial relationships with PBF, and is independent under the NYSE’s listing standards.

In accordance with NYSE listing standards, the Board has adopted categorical standards or guidelines to assist the Board in making its independence determinations regarding its directors. These standards are published in Article I of our Corporate Governance Guidelines and are available on our website at www.pbfenergy.com under the “Corporate Governance” tab in the “Investors” section. Under NYSE’s listing standards, immaterial relationships that fall within the guidelines are not required to be disclosed in this proxy statement. An immaterial relationship falls within the guidelines if it:

•	is not a relationship that would preclude a determination of independence under Section 303A.02(b) of the NYSE Listed Company Manual;

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•

consists of charitable contributions by PBF to an organization in which a director is an executive officer and does not exceed the greater of $1 million or 2 percent of the organization’s gross revenue in any of the last three years;

•

consists of charitable contributions to any organization with which a director, or any member of a director’s immediate family, is affiliated as an officer, director, or trustee pursuant to a matching gift program of PBF and made on terms applicable to employees and directors; or is in amounts that do not exceed $1 million per year; and

•	is not required to be, and it is not otherwise, disclosed in this proxy statement.

The Board has determined that all of the 2019 non-management director nominees meet the independence requirements of the NYSE listing standards as set forth in the NYSE Listed Company Manual: Spencer Abraham, Wayne Budd, S. Eugene Edwards, William E. Hantke, Edward Kosnik, Robert J. Lavinia, Kimberly S. Lubel and George E. Ogden. Mr. Kosnik serves as the Lead Director.

COMMITTEES OF THE BOARD

PBF had these standing committees of the Board in 2018.

•	Audit Committee;

•	Compensation Committee;

•	Nominating and Corporate Governance Committee; and

•	Health, Safety and Environment Committee (the “HS&E Committee”).

We have adopted a charter setting forth the responsibilities of each of the committees. The committee charters are available on our website at www.pbfenergy.com under the “Corporate Governance” tab in the “Investors” section. The members of each committee, including the Chairperson, as well as the number of meetings held in 2018 is set forth in the table below:

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Health, Safety and Environment Committee

Spencer Abraham

Edward F. Kosnik

Wayne A. Budd

Gene Edwards

Robert J. Lavinia

William Hantke

Kimberly Lubel

George Ogden

# of Meetings Held in 2018	5	3	3	4

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Audit Committee

The Audit Committee reviews and reports to the Board on various auditing and accounting matters, including the quality, objectivity, and performance of our internal and external accountants and auditors, the adequacy of our financial controls, and the reliability of financial information reported to the public. In 2018, the members of the Audit Committee were Edward Kosnik (Chairman), William Hantke and George Ogden. Messrs. Kosnik, Hantke and Ogden were each determined by the Board to be an “Audit Committee financial expert” (as defined by the SEC).

In 2018, the Audit Committee met five (5) times and each meeting was attended by all of the members. The “Report of the Audit Committee for Fiscal Year 2018” appears in this proxy statement following the disclosures related to Proposal No. 2.

Compensation Committee

The Compensation Committee reviews and reports to the Board on matters related to compensation strategies, policies, and programs, including certain personnel policies and policy controls, management development, management succession, and benefit programs. The Compensation Committee also approves and administers our equity incentive compensation plan and cash incentive plan. The Compensation Committee’s duties are described more fully in the “Compensation Discussion and Analysis” section below.

In 2018, the members of the Compensation Committee are Spencer Abraham (Chairman), Wayne Budd and William Hantke. Each of the three current members of the Compensation Committee qualifies as independent under applicable SEC rules and regulations and the rules of the NYSE, as an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code (the “Code”), as in effect in 2018, and as a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act.

In 2018, the Compensation Committee met three (3) times and the meetings were attended by all members. The “Compensation Committee Report” for Fiscal Year 2018 appears in this proxy statement immediately following “Executive Compensation”.

Compensation Committee Interlocks and Insider Participation

There are no Compensation Committee interlocking relationships. None of the members of the Compensation Committee has served as an officer or employee of PBF or had any relationship requiring disclosure by PBF under Item 404 of the SEC’s Regulation S-K, which addresses related person transactions.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee evaluates policies on the size and composition of the Board and criteria and procedures for director nominations, and considers and recommends candidates for election to the Board. The committee also evaluates, recommends, and monitors corporate governance guidelines, policies, and procedures, including our codes of business conduct and ethics. The members of the Nominating and Corporate Governance Committee are Wayne Budd (Chairman), Spencer Abraham, and S. Eugene Edwards. The committee met three (3) times in 2018 and the meetings were attended by all members.

The Nominating and Corporate Governance Committee recommended to the Board each presently serving director of PBF as nominees for election as directors at the Annual Meeting. The Committee also considered and recommended the appointment of a Lead Director (described below under “Board Leadership Structure, Lead Director and Meetings of Non-Management Directors”) to preside at meetings of the independent directors without management, and recommended assignments for the Board’s committees. The full Board approved the recommendations of the Committee and adopted resolutions approving the slate of director nominees to stand for election at the Annual Meeting, the appointment of a Lead Director, and Board committee assignments.

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Health, Safety and Environment Committee

The HS&E Committee assists the Board of Directors in fulfilling its oversight responsibilities by assessing the effectiveness of programs and initiatives that support the Health, Safety and Environment and sustainability, innovation, and technology policies and programs of the Company. In 2018, the members of the HS&E Committee were S. Eugene Edwards (Chairman), Robert Lavinia and Kimberly Lubel. The committee met four (4) times in 2018 and the meetings were attended by all members.

SELECTION OF DIRECTOR NOMINEES

The Nominating and Corporate Governance Committee solicits recommendations for Board candidates from a number of sources, including our directors, our officers and individuals personally known to the members of the Board. The Committee will consider candidates submitted by stockholders when submitted in accordance with the procedures described in this proxy statement under the caption “Miscellaneous – Stockholder Nominations and Proposals.” The Committee will consider all candidates identified through the processes described above and will evaluate each of them on the same basis. The level of consideration that the Committee will extend to a stockholder’s candidate will be commensurate with the quality and quantity of information about the candidate that the nominating stockholder makes available to the Committee.

Evaluation of Director Candidates

The Nominating and Corporate Governance Committee is charged with assessing the skills and characteristics that candidates for election to the Board should possess and with determining the composition of the Board as a whole. The assessments include qualifications under applicable independence standards and other standards applicable to the Board and its committees, as well as consideration of skills and expertise in the context of the needs of the Board.

In evaluating each candidate, the Committee may consider among other factors it may deem relevant:

•	whether or not the person has any relationships that might impair his or her independence, such as any business, financial or family relationships with the Company, its management or their affiliates;

•	whether or not the person serves on boards of, or is otherwise affiliated with, competing companies;

•	whether or not the person is willing to serve as, and willing and able to commit the time necessary for the performance of the duties of, a director of the Company;

•

the contribution which the person can make to the Board and the Company, with consideration being given to the person’s business and professional experience, education and such other factors as the Committee may consider relevant;

•	the diversity in gender, ethnic background and professional experience of a candidate; and

•	the integrity, strength of character, independent mind, practical wisdom and mature judgment of the person.

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Based on this initial evaluation, the Committee will determine whether to interview a proposed candidate and, if warranted, will recommend that one or more of its members, other members of the Board, or senior management, as appropriate, interview the candidate. After completing this process, the Committee ultimately determines its list of nominees and submits the list to the full Board for consideration and approval. The following table sets forth certain criteria and skills we use to evaluate nominees as well as the qualification of our director nominees:

Skill, Experience and Expertise

	Finance													Industry Knowledge
Director / Nominee
Spencer Abraham	✓					✓	✓			✓	✓	✓	✓			✓	✓
Wayne Budd						✓	✓	✓	✓			✓	✓
Gene Edwards	✓	✓	✓	✓		✓		✓		✓		✓		✓	✓		✓
Bill Hantke	✓	✓	✓	✓		✓					✓	✓		✓	✓
Edward Kosnik	✓	✓	✓	✓	✓	✓		✓				✓					✓
Robert Lavinia		✓			✓	✓					✓	✓	✓		✓		✓
Kimberly Lubel		✓		✓	✓	✓	✓	✓	✓	✓		✓	✓	✓	✓		✓
Thomas Nimbley	✓	✓			✓	✓		✓		✓		✓		✓	✓		✓
George Ogden		✓	✓			✓		✓				✓	✓	✓			✓

BOARD EVALUATIONS

Our Nominating and Corporate Governance Committee oversees an annual Board and committee self-evaluation process providing each member of the Board the opportunity to complete detailed surveys designed to assess the effectiveness of both the Board as a whole and each of its committees. The surveys seek feedback on, among other things, Board and committee composition and organization, the frequency and content of Board and committee meetings, the quality of management presentations to the Board and its committees, the Board’s relationship to senior management and the performance of the Board and its committees in light of the responsibilities of each body as established in our Corporate Governance Guidelines and the respective committee charters.

Our Chairman and CEO and Lead Director lead a discussion of survey results with all of the directors as a group, and each committee chair leads a discussion of committee results within a committee meeting setting. Our Nominating and Corporate Governance Committee believes this process, which combines the opportunity for each director to individually reflect on Board and committee effectiveness with a collaborative discussion on performance, provides a meaningful assessment tool and a forum for discussing areas for improvement.

BOARD LEADERSHIP STRUCTURE, LEAD DIRECTOR AND MEETINGS OF NON-MANAGEMENT DIRECTORS

Following the retirement of our Executive Chairman in 2016, our Board of Directors determined that the most effective leadership structure at this time is to have a Chairman of the Board who is also the CEO. The Board may modify this structure in the future to ensure that the Board leadership structure for the Company remains effective and advances the best interests of our stockholders.

Our Board appoints a “Lead Director” whose responsibilities include leading the meetings of our non-management directors outside the presence of management. Edward Kosnik is currently our Lead Director. The Lead Director acts as the chair of all non-management director meetings sessions and is responsible for coordinating the activities of the other outside directors, as required by our Corporate Governance Guidelines and the NYSE listing standards. The

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Lead Director, working with committee chairpersons, sets agendas and leads the discussion of regular meetings of the Board outside the presence of management, provides feedback regarding these meetings to the Chairman, and otherwise serves as a liaison between the independent directors and the Chairman. The Lead Director is also responsible for receiving, reviewing, and acting upon communications from stockholders or other interested parties when those interests should be addressed by a person independent of management. The independent directors, to the extent not identical to the non-management directors, are required to meet in executive session as appropriate matters for their consideration arise, but, in any event, at least once a year. The agenda of these executive sessions includes such topics as the participating directors shall determine.

ENTERPRISE RISK OVERSIGHT

The Board considers oversight of PBF’s risk management efforts to be a responsibility of the full Board. The Board’s role in risk oversight includes receiving regular reports from members of senior management on areas of material risk to PBF, or to the success of a particular project or endeavor under consideration, including operational, financial, legal, regulatory, strategic, and reputational risks. The full Board (or the appropriate Board committee) receives reports from management to enable the Board (or committee) to assess PBF’s risk identification, risk management and risk mitigation strategies. When a report is vetted at the committee level, the chairperson of that committee thereafter reports on the matter to the full Board. This enables the Board and its committees to coordinate the Board’s risk oversight role. The Board also believes that risk management is an integral part of PBF’s annual strategic planning process, which addresses, among other things, the risks and opportunities facing PBF.

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PROPOSAL NO. 1 – ELECTION OF DIRECTORS

(Item 1 on the Proxy Card)

All of PBF’s directors are subject to election each year at the annual meeting of stockholders. If elected at the Annual Meeting, all of the nominees for director listed below will serve a one-year term expiring at the 2020 Annual Meeting of Stockholders. On the proxy card, PBF has designated certain persons who will be voting the proxies submitted for the Annual Meeting and these persons will vote as directed by your proxy card. If your proxy card does not provide voting instructions, these persons will vote for the election of each of these nominees.

✓	The Board recommends a vote “FOR” all nominees.

Under our bylaws, each director to be elected under this Proposal No. 1 must be elected by the vote of the majority of the votes cast “For” or “Against” the nominee. With respect to each nominee, the director must be elected by a majority vote, that means the number of shares voted “For” a director nominee must exceed 50% of the votes cast with respect to that nominee (with “abstentions” and “broker non-votes” not counted as votes cast either “for” or “against” that nominee’s election).

If a director is not elected by a majority vote, such director must promptly offer to tender his or her irrevocable resignation to the Board. The Nominating and Governance Committee, or such other committee designated by the Board, will recommend to the Board whether to accept or reject the resignation. The Board will act on the Committee’s recommendation and publicly disclose its decision and the rationale behind it within ninety (90) days following the date of the certification of the election results.

If any nominee is unavailable as a candidate at the time of the Annual Meeting, either the number of directors constituting the full Board will be reduced to eliminate the resulting vacancy, or the persons named as proxies will use their best judgment in voting for an alternative nominee.

INFORMATION CONCERNING NOMINEES AND DIRECTORS

Our directors are listed in the following table. Each is a nominee for election as a director at the Annual Meeting.

The following table sets forth certain information regarding our directors as of the date of this proxy statement. Each director will hold office until a successor is elected and qualified or until his earlier death, resignation or removal.

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|  Proposal No. 1 – Election of Directors

Thomas J. Nimbley
Chairman of the Board and Chief Executive Officer Age: 67 Director Since: 2014

Biography:

Mr. Nimbley has served as Chairman of the Board since June 30, 2016. He has served as our Chief Executive Officer since June 2010 and was our Executive Vice President, Chief Operating Officer from April 2010 through June 2010. In his capacity as PBF Energy Inc.’s Chief Executive Officer, Mr. Nimbley also serves as a director and the Chief Executive Officer of its subsidiaries, including PBF Logistics GP LLC, the general partner of PBF Logistics LP, a publicly traded master limited partnership, of which he is also Chairman of the Board. Prior to joining PBF Energy Inc., Mr. Nimbley served as a Principal for Nimbley Consultants LLC from June 2005 to March 2010, where he provided consulting services and assisted on the acquisition of two refineries. He previously served as Senior Vice President and head of Refining for Phillips and subsequently Senior Vice President and head of Refining for ConocoPhillips’ domestic refining system (13 locations) following the merger of Phillips and Conoco. Before joining Phillips at the time of its acquisition of Tosco in September 2001, Mr. Nimbley served in various positions with Tosco and its subsidiaries starting in April 1993.

Qualifications:

Mr. Nimbley’s extensive experience in and knowledge of the refining industry, as well as his proven leadership skills and management experience provides the Board with valuable leadership and, for these reasons, PBF Energy Inc. believes Mr. Nimbley is a valuable member of its Board of Directors.

Spencer Abraham
Director Age: 66 Director Since: 2012 Committees: Compensation Committee (Chair) Nominating and Corporate Governance Committee

Biography:

Mr. Abraham was a director of PBF LLC from August 2012 to February 2013 and a director of Holding from August 2012 to October 2012. He is the chairman of our Compensation Committee and a member of our Nominating and Corporate Governance Committee. Mr. Abraham is the Chief Executive Officer and Chairman of the international strategic consulting firm The Abraham Group, which he founded in 2005. Prior to starting The Abraham Group, Mr. Abraham served as Secretary of Energy under President George W. Bush from 2001 through January 2005, and was a U.S. Senator for the State of Michigan from 1995 to 2001. Prior to serving as a U.S. Senator, Mr. Abraham held various other public and private sector positions in the public policy arena. Mr. Abraham serves as a director of Occidental Petroleum Corporation, where he is a member of the Compensation Committee and the Corporate Governance, Nominating & Social Responsibility Committee; NRG Energy, Inc., where he is a member of the Compensation Committee; and Two Harbors, a publicly traded REIT, where he is a member of the Compensation Committee and the Governance Committee. He is the Chairman of the Board of Uranium Energy Corporation. He was previously a director of ICx Technologies, non-executive Chairman of Areva Inc. and a member of the board and compensation committee of C3 IoT. Mr. Abraham is a trustee of the California Institute of Technology.

Qualifications:

Mr. Abraham’s extensive political and financial experience in the energy sector, including as the Secretary of Energy of the United States, as a U.S. Senator and as a board member of various public companies in the oil and gas sector, provides him with unique and valuable insights into the industry in which we operate and the markets that we serve and, for these reasons, PBF Energy Inc. believes that Mr. Abraham is a valuable member of its Board of Directors.

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Proposal No. 1 – Election of Directors  |

Wayne Budd
Director Age: 77 Director Since: 2014 Committees: Nominating and Corporate Governance Committee (Chair) Compensation Committee

Biography:

Mr. Wayne Budd has served as a director of PBF Energy Inc. since February 2014 and he has served as the chairman of our Nominating and Corporate Governance Committee since April 2014 and as a member of the Compensation Committee since May 2017. He has over 40 years of legal experience in the public and private sectors, and since 2004 is a Senior Counsel of Goodwin Procter LLP. Prior to that, Mr. Budd served as a Senior Executive Vice President and General Counsel and a Director of John Hancock Financial Services Inc. from 2000 to 2004. Mr. Budd served as Group President, New England, of Bell Atlantic Corporation (now Verizon Communications Inc.) from 1996 to 2000. He served as a Senior Partner at Goodwin Procter LLP from 1993 to 1996. Mr. Budd also served on the U.S. Sentencing Commission, from 1994 to 1997, which he was appointed to by President Bill Clinton. From 1992 to 1993, Mr. Budd served as an Associate Attorney General of the United States, overseeing the Civil Rights, Environmental, Tax, Civil and Anti-Trust Divisions at the Department of Justice, as well as the Bureau of Prisons. From 1989 to 1992, he was the United States Attorney for the District of Massachusetts. Mr. Budd previously served as a director of Tosco and Premcor and as a director of McKesson Corporation, where he was a member of the Audit and Governance Committees. He is the past Chairman of the National Board of the American Automobile Association and formerly served as a director of the American Automobile Association of Southern New England. Mr. Budd earned a bachelor’s degree from Boston College and a Juris Doctorate from Wayne State University Law School.

Qualifications:

Mr. Budd’s extensive legal experience and board membership with public entities, including in the refining sector, provides our Board with a beneficial perspective and insight and, for these reasons, PBF Energy Inc. believes Mr. Budd is a valuable member of its Board of Directors.

S. Eugene Edwards
Director Age: 62 Director Since: 2014 Committees: HS&E Committee (Chair) Nominating and Corporate Governance Committee

Biography:

Mr. Edwards has served as a director of PBF Energy Inc. since July 2014, has been a member of our Nominating and Corporate Governance Committee since August 2014, a member of the HS&E Committee since December 2016 and Chairman of the HS&E Committee since January 1, 2018. He has over 35 years of experience in the energy and refining sectors. Most recently he retired from Valero Energy Corp. (“Valero”) in April of 2014 where he was Executive Vice President and Chief Development Officer. Mr. Edwards began his career with Valero as an Analyst in Planning and Economics in 1982 and then served as Director of Business Development; Director of Petrochemical Products; Vice President of Planning and Business Development; Senior Vice President of Supply, Marketing & Transportation; Senior Vice President of Planning, Business Development and Risk Management and as Senior Vice President of Product Supply and Trading. Prior to joining Valero, he was an energy analyst with Pace Consultants and a refinery process engineer with Citgo Petroleum Corporation. He previously served as a director of CST Brands Inc., a spin-off of Valero, from May to December 2013. Mr. Edwards has served as a director of Green Plains Energy since June 2014 and is a member of its Audit and Compensation Committees. He has also served as a director of Cross America Limited Partners from September 2014 through March 2017. Mr. Edwards earned a bachelor’s degree in Chemical Engineering from Tulane University and a Masters of Business Administration from the University of Texas at San Antonio.

Qualifications:

Mr. Edwards’ decades of experience in all aspects of the refining sector provides the Board with additional industry-specific knowledge from an individual deeply connected with the independent refining sector and, for these reasons, PBF Energy Inc. believes Mr. Edwards is a valuable member of its Board of Directors.

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|  Proposal No. 1 – Election of Directors

William E. Hantke
Director Age: 71 Director Since: 2016 Committees: Audit Committee Compensation Committee

Biography:

Mr. Hantke has served as a director of PBF Energy Inc. since February 8, 2016 and has served on our Audit Committee since May 2016 and as a member of the Compensation Committee since May 2017. Prior to his retirement in 2005, he served as the Executive Vice President and Chief Financial Officer of Premcor, Inc. from 2002. Prior to his tenure at Premcor, Mr. Hantke served as the Corporate Vice President of Development of Tosco Corporation from 1999 to 2001. From 1993 to 1999, Mr. Hantke served as the Corporate Controller of Tosco, and from 1990 to 1993, he served as the Chief Financial Officer of Seminole Fertilizer Corporation, a wholly owned subsidiary of Tosco. Mr. Hantke has served as a director of NRG Energy since 2006 and is the chair of its audit committee and he was formerly a member of its compensation committee. He has previously served as a director of Texas Genco, LLC, Process Energy Solutions (where he was non-executive chairman) and a director and vice-chairman of NTR Acquisition Co., an oil refining start-up. Mr. Hantke has a bachelor’s degree in accounting from Fordham University.

Qualifications:

Mr. Hantke’s experience as a financial expert and board member of public entities including in the refining sector, provides our Board with a beneficial perspective and insight and, for these reasons, PBF Energy Inc. believes Mr. Hantke is a valuable member of its Board of Directors.

Edward Kosnik
Lead Director Age: 74 Director Since: 2013 Committees: Audit Committee (Chair)

Biography:

Mr. Kosnik has served as a director of PBF Energy since February 20, 2013. Since May 2016, Mr. Kosnik has served as the Chairman of our Audit Committee and our Lead Director. For almost 30 years, he worked in various fields including banking, insurance, real estate, technology, manufacturing and energy, holding positions that included Chairman, President and CEO, and CFO. Before his retirement in 2001, he most recently served in positions including President and Chief Executive Officer of Berwind Corporation, a diversified, industrial real estate and financial services company, from 1997 until 2001. Previously he served as Executive Vice President and CFO of Alexander and Alexander Inc. from 1994 to 1997 and as Chairman, President and CEO of JWP Inc. from 1992 to 1994. In addition, Mr. Kosnik has served on the boards and audit committees of Steelpath MLP Funds Trust from January 2010 to December 2012, Semgroup Energy Partners LP from July 2008 to November 2009, Premcor Inc. from November 2004 to September 2005, and Buckeye Partners LP from December 1986 to September 2007. Mr. Kosnik also served on Marquette University’s Board of Trustees and its audit committee from September 2006 to September 2009.

Qualifications:

Mr. Kosnik’s experience as a financial expert and board member of public entities including in the refining and logistics sectors, provides our Board with a beneficial perspective and insight and, for these reasons, PBF Energy Inc. believes Mr. Kosnik is a valuable member of its Board of Directors.

12	2019 Proxy Statement

Proposal No. 1 – Election of Directors  |

Robert J. Lavinia
Director Age: 72 Director Since: 2016 Committees: HS&E Committee

Biography:

Mr. Lavinia has served as a director of PBF Energy Inc. since February 8, 2016 and currently serves on our HS&E Committee. He served as a member of the Compensation Committee until May 2017. He began his career in 1970 at the Gulf Oil Corporation as a licensed officer in the United States flag tanker fleet. He transferred to Gulf International Trading Company, and after several promotions, left Gulf in 1980 to work for Phibro Energy Corporation. In 1985, he took over as President and Chief Executive Officer of Hill Petroleum Company, Phibro’s refining division. In 1992, he joined Tosco Corporation. During his tenure at Tosco, the Company made several acquisitions to include British Petroleum Northwest, Circle K Company and Union 76 Products Company, all of which were integrated into the Tosco Marketing Company. He served as President of Tosco Marketing with over 6,000 gas and convenience stores in 32 states with more than 20,000 employees. He was also Senior Vice President of Tosco Corporation. From 2002 to 2006, he served on the board of Transcor SA, a Belgium-based company with trading operations around the world. From 2005-2006, he served as Chairman of Pasadena Refining, a Transcor subsidiary. In 2007, he joined Petroplus Holdings AG, the largest European independent refining and wholesale marketing company. Mr. Lavinia became the CEO in March 2008. In September 2009, he retired from Petroplus and was elected to remain a board member until 2012. Mr. Lavinia previously served on the Board of Big West Oil.

Qualifications:

Mr. Lavinia’s industry specific experience as an executive and board member of a public company provides the Board with a unique perspective and insight and, for these reasons, PBF Energy Inc. believes Mr. Lavinia is a valuable member of its Board of Directors.

Kimberly S. Lubel
Director Age: 54 Director Since: 2017 Committees: HS&E Committee

Biography:

Ms. Lubel joined the PBF Energy board in August 2017 and has been a member of the HS&E Committee since October 2017. From January 2013 until June 2017, Ms. Lubel served as the Chairman, Chief Executive Officer and President of CST Brands, Inc., a Fortune 250 North American convenience and fuel retailer with over 14,000 employees that was acquired by Circle K in June 2017. She also served as the Chairman of the Board at CrossAmerica GP LLC, the general partner of CrossAmerica Partners LP, a publicly-traded master limited partnership, from October 2014 to June 2017. She served as the Executive Vice President and General Counsel of Valero Energy Corporation from 2006 to 2012 and served as its Vice President of Legal Services from 2003 to 2006. Prior to joining Valero Energy in 1997, Ms. Lubel was a corporate law associate at Kelly, Hart & Hallman, in Fort Worth, Texas. She has been an independent director of WPX Energy, Inc. since January 2012, where she is a member of the Nominating and Corporate Governance Committee. Since January 2019, Ms. Lubel also serves on the board of Southwest Research Institute, an independent, non-profit research and development organization.

Qualifications:

Ms. Lubel’s industry specific experience, her experience as a Chief Executive Officer and board member of a public company, and her experience as general counsel, provide the Board with a unique perspective and insight and, for these reasons, PBF Energy Inc. believes Ms. Lubel is a valuable member of its Board of Directors.

2019 Proxy Statement	13

|  Proposal No. 1 – Election of Directors

George E. Ogden
Director Age: 76 Director Since: 2018 Committees: Audit Committee

Biography:

Mr. Ogden has over 45 years of experience in the energy sector. From May 2014 to December 2017, Mr. Ogden served as an independent director of PBF Logistics GP LLC, the general partner of PBF Logistics LP. From January 1999 to the present, Mr. Ogden served as an independent refining and marketing consultant for energy and investment companies. Previously he was a Senior Vice President of Tosco from 1992 to 1999, where he was responsible for mergers, acquisitions and divestments and general corporate planning, and prior to that Mr. Ogden held various positions at Tosco, Occidental Petroleum and the Mobil Oil Corporation in business development, refinery operations, planning and economics and as a refinery engineer.

Qualifications:

Mr. Ogden’s extensive career across many aspects of the energy and refining industries and expertise in the areas of mergers, acquisitions and strategic planning provide the Board with a unique perspective and insight and, for these reasons, PBF Energy Inc. believes Mr. Ogden is a valuable member of our Board of Directors.

14	2019 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table describes each person, or group of affiliated persons, known to be a beneficial owner of more than five percent of our Class A Common Stock as of the record date, March 29, 2019 and is based solely upon reports filed by such persons with the SEC.

	Common Stock Beneficially Owned as of March 29, 2019
Name and Address of Beneficial Owner	Number	%
The Vanguard Group (1)	12,443,797	10.4
BlackRock, Inc. (2)	10,843,930	9.0
Carlos Slim Helu et al. (3)	9,786,342	8.2
Dimensional Fund Advisors LP (4)	7,510,107	6.3
AQR Capital Management, LLC and AQR Capital Management Holdings, LLC (5)	6,723,265	5.6

(1)

According to a Schedule 13G/A filed with the SEC on February 12, 2019 by The Vanguard Group, with an address of 100 Vanguard Blvd., Malvern, PA 19355. The Schedule 13G/A reports that The Vanguard Group has sole voting power with respect to 57,804 shares, shared voting power with respect to 15,534 shares, sole dispositive power with respect to 12,382,629 shares and shared dispositive power with respect to 61,168 shares.

(2)

According to a Schedule 13G/A filed with the SEC on February 6, 2019 by Blackrock, Inc., with an address of 55 East 52nd Street, New York, New York 10055. The Schedule 13G reports that Blackrock, Inc. is filing on behalf of itself and its subsidiaries, BlackRock Life Limited, BlackRock International Limited, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, BlackRock Advisors (UK) Limited and BlackRock Fund Advisors (collectively, “Blackrock”). Blackrock has sole voting power with respect to 10,338,415 shares and sole dispositive power with respect to all of the reported shares.

(3)

According to a Schedule 13G/A filed with the SEC on December 17, 2018 by Carlos Slim Helú, Carlos Slim Domit, Marco Antonio Slim Domit, Patrick Slim Domit, María Soumaya Slim Domit, Vanessa Paola Slim Domit, Johanna Monique Slim Domit and inversora Carso, S.A. de C.V., formerly known as Inmobiliaria Carso, S.A. de C.V.(collectively, the “ Slim Family”). The members of the Slim Family are beneficiaries of a Mexican trust which in turn owns all of the outstanding voting securities of Inversora Carso, S.A. de C.V, formerly known as Inmobiliaria Carso, S.A. de C.V. (“ Inversora Carso”). Inversora Carso, a sociedad anónima de capital variable organized under the laws of the United Mexican States (“ Mexico”), is a holding company with portfolio investments in various companies. Inversora Carso owns all of the outstanding voting securities of Control Empresarial de Capitales S.A. de C.V. The Slim Family has an address of Paseo de las Palmas 736 , Colonia Lomas de Chapultepec, 11000 Ciudad de México, México and Inversora Carso, Lago Zurich 245, Presa Falcon, Piso 20, Colonia Granada Ampliacion, 11529 Ciudad de Mexico, Mexico. The Schedule 13G/A reports that the Slim Family and Inversora Carso have shared voting and dispositive power with respect to 9,786,342 shares.

(4)

According to a Schedule 13G/A filed with the SEC on February 8, 2019 by Dimensional Fund Advisors LP, with an address of Building One, 6300 Bee Cave Road, Austin, Texas 78746. The Schedule 13G/A reports that Dimensional Fund Advisors LP has sole voting power with respect to 7,237,871 shares and sole dispositive power with respect to all of the reported shares. Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities of the Issuer that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Issuer held by the Funds. However, all securities reported in this schedule are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

(5)

According to a Schedule 13G filed with the SEC on February 14, 2019 by AQR Capital Management, LLC and AQR Capital Management Holdings, LLC, each with an address of Two Greenwich Plaza, Greenwich, Connecticut, 06830. AQR Capital Management, LLC, an investment adviser, is a wholly-owned subsidiary of AQR Capital Management Holdings, LLC. The Schedule 13G reports that AQR Capital Management, LLC and AQR Capital Management Holdings, LLC each has shared voting power and shared dispositive power with respect to all of the reported shares.

2019 Proxy Statement	15

SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS

The following table presents information as of March 29, 2019, regarding common stock beneficially owned (or deemed to be owned) by each nominee for director, each director as of such date, each executive officer named in the Summary Compensation Table, and all current directors and executive officers of PBF as a group. No executive officer, director, or nominee for director beneficially owns any class of equity securities of PBF Energy Inc. other than common stock. None of the shares listed below are pledged as security. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. The percentage of PBF Energy common stock beneficially owned is based on the shares of Class A Common Stock and Class B Common Stock outstanding. The business address for each of the following persons is One Sylvan Way, Second Floor, Parsippany, New Jersey 07054.

Name	Number of Shares of Common Stock Beneficially Owned	Percent of Common Stock Owned (%)
Thomas J. Nimbley (1)	1,653,490	1.4%
C. Erik Young (2)	420,305	*
Matthew C. Lucey (3)	526,047	*
Thomas O’Connor (4)	395,242	*
T. Paul Davis (5)	330,058	*
Spencer Abraham (6)	24,437	*
Wayne A. Budd (7)	18,908	*
S. Eugene Edwards (8)	17,153	*
William E. Hantke (9)	10,820	*
Edward F. Kosnik (10)	28,934	*
Robert J. Lavinia (11)	15,712	*
Kimberly S. Lubel (12)	7,303	*
George E. Ogden (13)	3,428	*
All directors and executive officers as a group (16 persons) (14)	4,135,376	3.5%

* Represents less than 1%.

(1)

Consists of (a) 225,990 shares of Class A Common Stock held directly by Mr. Nimbley; (b) 675,000 PBF LLC Series A Units; (c) 55,000 shares of restricted Class A Common Stock, which are entitled to vote and receive dividends but are subject to vesting; (d) 60,000 shares of restricted Class A Common Stock, which are entitled to vote but shall not be entitled to receive dividends on a current basis until such restricted shares vest, and are subject to vesting; and (e) an aggregate of 637,500 shares of Class A Common Stock that can be acquired within 60 days upon the exercise of outstanding options.

(2)

Consists of (a) 41,905 shares of Class A Common Stock held directly by Mr. Young; (b) 275 shares of Class A Common Stock held by a retirement account; (c) 13,000 PBF LLC Series A Units; (d) 36,250 shares of restricted Class A Common Stock, which are entitled to vote and receive dividends but are subject to vesting; (e) 39,375 shares of restricted Class A Common Stock, which are entitled to vote but shall not be entitled to receive dividends on a current basis until such restricted shares vest, and are subject to vesting; and (f) an aggregate of 27,000 PBF LLC Series A Units and 262,500 shares of Class A Common Stock that can be acquired within 60 days upon the exercise of outstanding options.

(3)

Consists of (a) 58,099 shares of Class A Common Stock held directly by Mr. Lucey; (b) 69,198 PBF LLC Series A Units (c) 37,500 shares of restricted Class A Common Stock, which are entitled to vote and receive dividends but are subject to vesting; (d) 41,250 shares of restricted Class A Common Stock, which are entitled to vote but shall not be entitled to receive dividends on a current basis until such restricted shares vest, and are subject to vesting; and (e) an aggregate of 320,000 shares of Class A Common Stock that can be acquired within 60 days upon the exercise of outstanding warrants and options, respectively.

(4)

Consists of (a) 57,734 shares of Class A Common Stock held directly by Mr. O’Connor; (b) 8 shares of Class A Common Stock held by a retirement account; (c) 35,000 shares of restricted Class A Common Stock, which are entitled to vote and receive dividends but are subject to vesting; (d) 37,500 shares of restricted Class A Common Stock, which are entitled to vote but shall not be entitled to receive dividends on a current basis until such restricted shares vest, and are subject to vesting; and (e) 265,000 shares of Class A Common Stock that can be acquired within 60 days upon the exercise of outstanding options.

(5)

Consists of (a) 8,808 shares of Class A Common Stock held directly by Mr. Davis; (b) 10,000 shares of restricted Class A Common Stock, which are entitled to vote and receive dividends but are subject to vesting; (c) 18,750 shares of restricted Class A Common Stock, which are entitled to vote but shall not be entitled to receive dividends on a current basis until such restricted shares vest, and are subject to vesting; and (d) an aggregate of 25,000 PBF LLC Series A Units and 267,500 shares of Class A Common Stock that can be acquired within 60 days upon the exercise of outstanding options.

(6)

Consists of (a) 11,269 shares of Class A Common Stock held directly by Mr. Abraham; (b) 5,518 PBF LLC Series A Units; and (c) 7,650 shares of restricted Class A Common Stock, which are entitled to vote and receive dividends but are subject to vesting or restrictions on transfer.

16	2019 Proxy Statement

Security Ownership of Management and Directors  |

(7)

Consists of (a) 11,197 shares of Class A Common Stock held directly by Mr. Budd; and (b) 7,711 shares of restricted Class A Common Stock, which are entitled to vote and receive dividends but are subject to vesting or restrictions on transfer.

(8)

Consists of (a) 8,958 shares of Class A Common Stock held directly by Mr. Edwards; and (b) 8,195 shares of restricted Class A Common Stock, which are entitled to vote and receive dividends but are subject to vesting or restrictions on transfer.

(9)

Consists of (a) 4,041 shares of Class A Common Stock held directly by Mr. Hantke; and (b) 6,779 shares of restricted Class A Common Stock, which are entitled to vote and receive dividends but are subject to restrictions on transfer.

(10)

Consists of (a) 20,738 shares of Class A Common Stock held directly by Mr. Kosnik; and (b) 8,196 shares of restricted Class A Common Stock, which are entitled to vote and receive dividends but are subject to vesting or restrictions on transfer.

(11)

Consists of (a) 8,914 shares of Class A Common Stock held directly by Mr. Lavinia; and (b) 6,798 shares of restricted Class A Common Stock, which are entitled to vote and receive dividends but are subject to restrictions on transfer.

(12)

Consists of (a) 1,607 shares of Class A Common Stock held directly by Ms. Lubel; and (b) 5,696 shares of restricted Class A Common Stock which are entitled to vote and receive dividends but are subject to restrictions on transfer.

(13)

Consists of (a) 274 shares of Class A Common Stock held directly by Mr. Ogden; and (b) 3,154 shares of restricted Class A Common Stock which are entitled to vote and receive dividends but are subject to restrictions on transfer.

(14)

Consists of (a) 482,871 shares of Class A Common Stock held directly by directors and officers; (b) 283 shares of Class A Common Stock held by retirement accounts; (c) 834,018 PBF LLC Series A Units, (d) 203,959 shares of restricted Class A Common Stock, which are entitled to vote and receive dividends but are subject to vesting; (e) 50,220 shares of restricted Class A Common Stock, which are entitled to vote and receive dividends but are subject to restrictions on transfer; (f) 226,875 shares of restricted Class A Common Stock, which are entitled to vote and shall not be entitled to receive dividends on a current basis until such restricted shares vest and are subject to vesting; and (g) an aggregate of 83,400 PBF LLC Series A Units and 2,253,750 shares of Class A Common Stock that can be acquired within 60 days upon the exercise of outstanding warrants and options, respectively.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors, and greater than 10 percent stockholders to file with the SEC certain reports of ownership and changes in ownership of our common stock. Based on a review of the copies of such forms received and written representations from certain reporting persons, we believe that all Section 16(a) reports applicable to our executive officers, directors and greater than 10 percent stockholders were timely filed in 2018.

2019 Proxy Statement	17

RISK ASSESSMENT OF COMPENSATION PROGRAMS

Total compensation for our employees that are not represented by a union (“non-represented employees”) is structured similarly to that for our named executive officers and consists of cash compensation in the form of a base salary and eligibility for an annual bonus under our Annual Cash Incentive Plan (as described below); and retirement, health and welfare benefits. Certain non-represented employees, like our named executive officers, are eligible for equity incentive compensation under our 2017 Amended and Restated Equity Incentive Plan at the discretion of the Board as described below.

We believe that our incentive compensation programs effectively balance risk and reward. When assessing risk, we consider base salary, the mix of award opportunities (i.e., short- vs. long-term), performance targets and metrics, the target-setting process, and the administration and governance associated with the plans. For our named executive officers and other senior management, equity incentive compensation is designed to be a substantial part of their total compensation while the compensation for most of our employees is weighted towards salary and annual cash incentives. Our non-represented employees participate in an annual program pursuant to which awards are given based upon the achievement of specific performance objectives of the Company under our Annual Cash Incentive Plan and individual performance as assessed by management.

Since the proportion of total compensation that is at risk (i.e., that will vary based on Company performance) increases as the scope and level of the employee’s decision-making responsibilities increase, our incentive compensation programs may encourage management level employees to take certain risks. However, the Board of Directors takes that fact into consideration and aligns employee interests with those of our stockholders through the use of equity incentives that are intended to focus management on achieving strong annual results while also pursuing significant multi-year growth. The performance goals set by the Board of Directors are designed to be aggressive and challenging but also achievable. We actively monitor our compensation policies and practices to determine whether our risk management objectives are being met through the incentives we provide to our employees.

Features of our compensation programs that we believe mitigate excessive risk taking include:

•	the mix between fixed and variable, annual and long-term, and cash and equity compensation, designed to encourage strategies and actions that are in PBF’s long-term best interests;

•	determination of incentive awards based on a variety of indicators of performance, thus diversifying the risk associated with a single indicator of performance; and

•	multi-year vesting periods for equity incentive awards, which encourage focus on sustained growth and earnings.

18	2019 Proxy Statement

COMPENSATION CONSULTANT DISCLOSURES

The Compensation Committee retained Pay Governance LLC (“Pay Governance”) as independent compensation consultants in 2018. In its role as advisors to the Compensation Committee, Pay Governance was retained directly by the Committee, which, in its sole discretion, has the authority to select, retain, and terminate its relationship with the firm. Pay Governance did not provide other consulting services to PBF or to any senior executives of PBF in 2018. The Compensation Committee concluded that no conflict of interest exists that would prevent Pay Governance from independently representing the Compensation Committee.

During 2018, the consultant’s executive compensation consulting services included:

•

advising on the restructuring of the executive compensation program, including reviewing proposed CEO and named executive officer total target compensation, including long-term incentive awards; discussing long-term incentive performance award alternatives and advising the Committee with respect to market practices with respect to the mix of long-term incentive awards; and

•	reviewing market data provided by third party service providers of executive compensation data as part of the analysis of competitive compensation levels for the named executive officers.

PAY RATIO DISCLOSURES

In August 2015, pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd—Frank Act”), the SEC adopted a rule requiring annual disclosure of the ratio of the median employee’s annual total compensation to the total annual compensation of the principal executive officer (“PEO”). As the Chief Executive Officer, Mr. Nimbley is our PEO for these purposes. Our ratio disclosures are as follows:

Median Employee (excluding the PEO) total annual compensation: $160,703

PEO total annual compensation: $15,761,504

Ratio of PEO to Median Employee Compensation: 98.08:1

The pay ratio specified above is a reasonable estimate calculated in a manner that is intended to be consistent with Item 402(u) of Regulation S-K under the Securities Exchange Act of 1934. In determining the median employee, a listing was prepared of all employees of the Company and its consolidated subsidiaries as of December 31, 2018. Employees on leave of absence were excluded from the list and wages and salaries were annualized for those employees that were not employed for the full year of 2018. The median amount was selected from the annualized list. For simplicity, the value of the Company’s medical benefits provided was excluded as all employees including the PEO are offered the exact same benefits. The value of dividends and distributions on equity grants received by the PEO were included in his compensation. We then otherwise utilized the same rules which we apply to the calculation of total compensation of the Company’s named executive officers, as reflected in the Summary Compensation Table, to determine the total annual compensation of our median employee. As of December 31, 2018, the Company and its consolidated subsidiaries employed 3,266 persons on a full-time and part-time basis.

2019 Proxy Statement	19

EXECUTIVE COMPENSATION

EXECUTIVE SUMMARY

Evolution of Our Compensation Program

Since our founding in 2008, PBF Energy’s compensation programs have been designed to attract and retain highly qualified executives and to maintain a strong link between pay and the achievement of enterprise-wide goals. We emphasize and reward teamwork and collaboration among executive officers, which we believe produces growth and performance and optimizes the use of enterprise-wide capabilities for the benefit of our stockholders and other stakeholders.

While our compensation objectives have not changed, the manner in which we seek to achieve them through our compensation programs has evolved significantly due to the change in our ownership structure and the growth of the company, especially the increase in our employee population. The timeline below summarizes key events in our history that have impacted the evolution of our program:

Timeline of Key Events Impacting the Evolution of PBF’s Compensation Programs

2008	2010-2011	December 12, 2012	2013	2014
PBF Energy formed by Private Equity Sponsors	Delaware, New Jersey and Ohio refineries acquired	PBF IPO	Three Year Frequency of Say on Pay Vote Approved by Stockholders	PBF Logistics IPO

	Annual Cash Incentive Plan Established	2012 Equity Incentive Plan approved by stockholders with 5,000,000 share availability		Private Equity Sponsors Exit

		2012-2014
		Long-Term Equity Incentives consist solely of Time-Vested Options

2015	2016	2017	2018-2019
Louisiana refinery and logistics assets acquired

Amended and Restated 2012 Equity Incentive Plan approved by stockholders to increase share availability by 3,000,000

Stock Ownership Guidelines Adopted

California refinery and logistics assets and East Coast Terminals acquired

2017 Equity Incentive Plan approved by stockholders to increase availability by 10,200,000 with rigorous provisions:

• No recycling of shares withheld for taxes

• Fungible ratio of 2.75

• No payment of dividends until shares vest

			Long-Term Incentives Restructured to include TSR-based Performance Awards Board Recommends Annual Frequency of Say on Pay Vote to Stockholders

2015-2017			2018
Long-Term Equity Incentives Revised to Include Time-Vested Restricted Stock			Long-Term Equity Incentives Restructured to Include Three-Year Cliff Vesting Performance Awards

20	2019 Proxy Statement

Executive Compensation  |

The compensation programs initially established for our executives by our private equity sponsors were focused upon the achievement of short-term performance objectives and did not include significant long-term incentives in the form of equity. Since our IPO, under the guidance and stewardship of the Compensation Committee, our compensation program has progressively improved for stronger alignment with stockholder interests and reflects a number of best practices, including more than 50% of long-term incentives in the form of performance based awards. The extent of the evolution of our compensation program is also apparent in the change in the mix of compensation elements and the proportion of total compensation that is at-risk. In 2012, our CEO received 9% of his total compensation in long-term incentives solely in the form of time-vested stock options while his annual cash bonus represented 58%. In 2017, he received 47% of his total compensation in long-term incentives in the form of time-vested restricted stock and stock options while his annual cash bonus represented 28%. In 2018, under the restructured compensation program, the Compensation Committee increased our CEO’s long-term incentives and they represented 60% of his total compensation while his annual cash bonus represented 25% of his total compensation. Fifty percent of his 2018 long-term incentives were performance based awards measured by Total Shareholder Return (TSR). The total percentage of CEO compensation at-risk has increased from 58% in 2012 to 90% (including stock options) in 2018, which we believe exemplifies our pay for performance philosophy.

Evaluation of 2018 Company Performance

Each year, the Committee evaluates the Company’s performance as part of its review of the elements of executive compensation. For 2018, the Compensation Committee considered the Company’s objectives and goals and recognized the following notable achievements:

•

Record Revenues. Our 2018 revenues reached a record level of $27.2 billion compared to $21.8 billion and $15.9 billion in 2017 and 2016, respectively, and, EBITDA Excluding Special Items was $1.1 billion in 2018 compared to $723.4 million and $201.1 million in 2017 and 2016, respectively. EBITDA Excluding Special Items is a non-GAAP financial measure. For an explanation of how we use EBITDA Excluding Special Items and a reconciliation to our net income, please see “Non-GAAP Financial Measures” in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations in our 2018 Form 10-K.

2018 Revenues $27.2B compared to $21.8B in 2017 and $15.9B in 2016	2018 EBITDA $1.1B compared to $723.4M in 2017 and $201.1M in 2016

•

Successful Credit Facility Refinancings. On May 2, 2018, our subsidiary, PBF Holding and certain of its wholly-owned subsidiaries, as borrowers or subsidiary guarantors, replaced its revolving credit facility. Among other things, the PBFH Revolving Credit Agreement increased the maximum commitment available from $2.6 billion to $3.4 billion, extended the maturity date and included amendments that make more funding available for working capital and other general corporate purposes. In addition, an accordion feature allows for commitments of up to $3.5 billion. On July 30, 2018, PBFX entered into the PBFX Revolving Credit Agreement that increased the maximum commitment available from $360.0 million to $500.0 million, and extended the maturity date to July 2023. PBFX has the ability to further increase the maximum availability by an additional $250.0 million to a total commitment of $750.0 million, subject to receiving increased commitments from lenders or other financial institutions and satisfaction of certain conditions.

•

PBF Energy Equity Offering. On August 14, 2018, we completed a public offering of an aggregate of 6,000,000 shares of Class A common stock for net proceeds of $287.3 million, after deducting underwriting discounts and commissions and other offering expenses.

•

Registered Direct Offering. On July 30, 2018, PBFX closed on a common unit purchase agreement with certain funds managed by Tortoise Capital Advisors, L.L.C. providing for the issuance and sale in a registered direct offering of an aggregate of 1,775,750 common units for gross proceeds of approximately $35.0 million.

2019 Proxy Statement	21

|  Executive Compensation

2018 Key Compensation Committee Actions

In restructuring the executive compensation program in 2018, following a comprehensive review of peer data and feedback from investors, the Compensation Committee sought to balance the equally important imperatives of establishing a competitive, performance-driven compensation program with the need to retain our key executives. In particular, the Compensation Committee focused on establishing total compensation for our CEO that was competitive with his peer CEOs and recognized his significant contributions in growing the Company:

Philosophy	Action

CEO total compensation should be competitive with peer group CEO total compensation

In 2017, the total compensation of our Chief Executive Officer was below the 25th percentile of total compensation of CEOs or equivalents of our peer group companies in 2016. In 2018, the Compensation Committee increased the total target compensation for our CEO to place him between the 25th and the 50th percentile of the peer group CEO total compensation in 2017. The adjustment is attributable to an increase in long-term incentives as compared to the prior year and is aligned with our compensation philosophy and performance in 2018. As discussed below, 50% of his long-term incentives are now performance based and have been structured to cliff vest after three years to encourage retention.

Performance-Based Awards should be a Significant Component of Long-Term Incentive Compensation

Prior to 2018, the long-term incentives granted to the named executive officers consisted solely of time-based awards (options, restricted stock and phantom units) that were not performance based.

In 2018, the Compensation Committee reduced the percentage of PBF Energy time-based awards from 100% to 50%, keeping stock options and introducing performance share units and performance units with a multi-year performance cycle measuring Total Shareholder Return (TSR) as a replacement for time-vested restricted stock. To provide a balance of cash and equity-based compensation, the performance awards are equally allocated to performance share units that settle in stock and performance units that settle in cash. These performance-based awards have payouts that can range from 0-200% and incentivize superior performance throughout the commodity price cycle. An emphasis on TSR preserves performance accountability in both strong and weak commodity price environments, and is aligned with stockholder interests.

22	2019 Proxy Statement

Executive Compensation  |

Philosophy	Action

Alignment of Payouts under Performance Awards with Total Shareholder Return

The ultimate realized value of equity-based awards is determined by stock price performance over a three-period and the Compensation Committee limits payout of performance awards to target if PBF’s TSR is negative over the performance period to align pay with performance.

Long-Term Incentives Designed for Retention of Key Executives

The Compensation Committee structured the vesting of the long-term incentives to encourage retention of key executives. Stock options continue to vest over a period of four years while the newly introduced performance awards cliff vest on the last day of the three-year performance cycle. The Committee believes the performance awards granted in 2018 provide a significant performance-based incentive for executives to remain with the Company despite the fact that, as compared with the prior grants of restricted stock, the vesting and actual income realized by our named executive officers will decrease in 2019 and 2020 for the 2018 long-term incentive grants as compared to the 2017 grants as shown below:

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|  Executive Compensation

GOVERNANCE FEATURES OF THE EXECUTIVE COMPENSATION PROGRAM

Our executive compensation program contains features that align with good governance practices, reinforce with our pay for performance philosophy and mitigate risk to our shareholders.

Our Compensation Principles	What We Do

Pay for Performance

The compensation of our executives has consistently reflected the Compensation Committee’s philosophy that the level of the Company’s performance will determine incentive compensation. Our annual cash bonus under the Cash Incentive Plan (“CIP”) is determined based upon Adjusted EBITDA thresholds and has historically been a significant component of incentive compensation. In addition, in 2018, we introduced performance awards as part of our compensation program with payouts based upon TSR. Our Compensation Committee has a demonstrated track record of aligning the compensation of our executives with the Company’s performance. When our Adjusted EBITDA thresholds are not met, the Compensation Committee has not awarded bonuses to our named executive officers. When our Adjusted EBITDA thresholds are met, the named executive officers’ bonuses reflect the level of performance. For example,

•  In each of 2013 and 2016, none of the Company’s thresholds were achieved and none of our executives received an annual cash bonus.

•  In 2014 and 2018, the maximum threshold was achieved and our executives were eligible to receive the maximum cash bonus allowable under the CIP.

The graph below sets forth the bonuses paid to our CEO from 2013 to 2018:

Reward Long-Term Growth and Focus Management on Sustained Success and Shareholder Value Creation	A significant portion of the compensation of our executive officers is weighted toward equity-based awards that encourage sustained performance and positive shareholder returns.

Ownership Alignment

Equity awards should be subject to vesting over an extended period of time. We establish alignment between our stockholders and management through a straightforward four-year vesting schedule for options and three-year cliff vesting for performance awards.

Lower Cash Compensation as a Percentage of Total Compensation for Highly Compensated Employees

The percentage of compensation awarded in cash decreases as an employee’s total compensation increases in order for long-term performance to remain the overriding aspiration to realizing full compensation.

Strong Governance Standards in Oversight of Executive Compensation	We provide standard employee benefits and very limited perquisites to our executive officers. We provide no excise tax gross-ups.

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Executive Compensation  |

Our executive compensation program contains features that align with good governance practices, promote alignment with our pay for performance philosophy and mitigate risk to our shareholders.

	What We Do		What We Don’t Do

✔	Annual Say on Pay Vote	✘	No guaranteed minimum cash bonus payments to any of our executive officers

✔	Majority of named executive officer compensation is variable and linked to performance	✘	No repricing of stock options

✔	Long-term incentives are largely contingent on performance	✘	Payout of performance awards is capped at target amount if PBF’s TSR is negative

✔	Objective TSR metric underlying the performance-based portion of the long-term incentive award aligned with stockholder interests	✘	No hedging or pledging of PBF stock

✔	Meaningful stock ownership guidelines for executive officers	✘	No excessive perquisites

✔	Change of control payment under employment agreements limited to 2.99 times base salary	✘	No excise tax gross-ups on any payments at a change of control

✔	Grant stock options only at fair market value as of the grant date	✘	No individual supplemental executive retirement arrangements

✔	Compensation consultant independent from management

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|  Executive Compensation

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of compensation arrangements of our named executive officers for the fiscal year ended December 31, 2018 should be read together with the compensation tables and related disclosures about our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs summarized in this discussion.

Named Executive Officers

Our named executive officers for 2018 were:

•	Thomas J. Nimbley, Chairman of the Board and Chief Executive Officer (“CEO”);

•	C. Erik Young, Senior Vice President, Chief Financial Officer (“CFO”);

•	Matthew C. Lucey, President (“President”);

•	Thomas O’Connor, Senior Vice President, Commercial (“SVP-Commercial”); and

•	T. Paul Davis, President, Western Region (“President-Western Region”).

Compensation Philosophy

Our compensation arrangements are designed to ensure that our executives are rewarded appropriately for their contributions to our growth and profitability and that the compensation is demonstrably contingent upon and linked to our sustained success. This linkage encourages the commonality of interests between our executives and our stockholders.

The following are the principal objectives in the design of our executive compensation arrangements:

•	to attract, retain and motivate superior management talent critical to our long-term success with compensation that is competitive within the marketplace;

•	to link executive compensation to the creation and maintenance of long-term equity value;

•	to maintain a reasonable balance among base salary, annual cash incentive payments and long-term equity-based incentive compensation, and other benefits;

•	to promote equity ownership by executives to align their interests with the interests of our equity holders; and

•

to ensure that incentive compensation is linked to the achievement of specific financial and strategic objectives, which are established in advance and approved by the Board of Directors or the Compensation Committee.

In determining executive compensation, the Compensation Committee does not believe there is a single metric or combination of metrics that fully encapsulate our compensation philosophy. Formulaic compensation would not permit adjustments based on less quantifiable factors such as a disparity between absolute and relative performance levels that can arise from the volatility of our business. Our Company may outperform our peers but still fail to perform well on an absolute basis. Our executives should be rewarded for the performance of the Company on both an absolute and a relative basis.

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The Compensation Committee recognizes the importance of utilizing performance metrics that align executive compensation with stockholder interests in the short- and long-term. With respect to short-term performance objectives, the Compensation Committee believes that Adjusted EBITDA, a non-GAAP financial measure discussed further under “Annual Cash Incentive Plan”, is the most appropriate metric to align compensation with stockholder interests. The Compensation Committee believes the achievement of long-term performance objectives is best measured using Total Shareholder Return (TSR), the metric utilized under our performance awards as discussed in “Long-Term Incentive Compensation.”

Peer Group and Benchmarking

While the Compensation Committee believes that compensation should reward performance, the recognition of performance should not be out of line with the competitive market for talent in equivalent roles. In selecting the peer group, the Compensation Committee considered the various peer group selection approaches and determined that the peer group should be selected based upon criteria relevant to the Company—industry and business model—recognizing that this approach can lead to a different assessment of compensation and performance. At the time the Compensation Committee selected this industry-relevant peer group, the Company was in the twenty-fifth percentile of the group in terms of market capitalization, net income and total assets and ranked fourth out of six in terms of revenues. Because PBF is a high growth company with a focus on securing and retaining the best talent, the Compensation Committee believed it was important that the Company’s peer group not be limited to companies of similar size, particularly since there is a limited number of size-relevant industry peers. Importantly, as it relates to the named executive officers, the peer group reflects companies whose executives have a comparable relative impact as our executives on the company’s specific structure and strategy. The peer group also reflects the Committee’s expectation that, in order to compete for purposes of retaining existing executive talent or recruiting new executive talent, the Company’s compensation programs need to be comparable to these larger, more mature companies. The Compensation Committee believes that the compensation programs of these companies reflect the same or similar objectives in terms of performance although these Companies may not face the same expectations for growth and may be better positioned to compete for talent. These companies provide a good indicator of the current range of executive compensation that the Compensation Committee can adjust based upon the Company’s specific objectives. The Compensation Committee considered the total compensation information for equivalent positions or equally ranked executives from a five-company refining industry peer group consisting of:

Delek US Holdings Inc. HollyFrontier Corporation Marathon Petroleum Corporation Phillips 66 Valero Energy Corporation

Data provided for the peer group included base salary, target bonus/annual incentive, actual bonus/annual incentive, total cash compensation (sum of base salary and target bonus where available) and the value of long-term incentives based on the accounting value at grant for fiscal year 2017. Among the peer group, full data on an equivalent position basis was only available for the Chief Executive Officer and Chief Financial Officer positions. In 2018, the total compensation of our Chief Executive Officer was compared to the CEOs or equivalents of the peer companies and he received total compensation above the 25th percentile but below the 50th percentile of the peer group average total compensation in 2017. The total compensation of our Chief Financial Officer was above the 75th percentile of the peer group average total compensation in 2017 for his position.

Role of the Compensation Committee

Our compensation policies and objectives are established by the Compensation Committee of PBF Energy, which comprises solely independent directors. The Board, based on the recommendation of the Compensation Committee, approved our equity incentive plans. The Compensation Committee approved the base salary increases (where applicable), incentive compensation arrangements and eligibility for long-term equity compensation for our named executive officers in 2018 and individual grants of long-term incentive awards to our named executive officers and other employees.

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Role of Management

In order to ensure that compensation programs are aligned with appropriate performance goals and strategic direction, management works with the Compensation Committee in the compensation-setting process. Specifically, the CEO will provide to the Compensation Committee his opinion of executive performance, recommend business performance targets and objectives, and recommend salary levels and annual and long-term incentive levels. The Compensation Committee ultimately determines and approves the compensation arrangements for our named executive officers and senior management, the appropriate annual salary, as well as applicable incentive compensation arrangements.

Role of Compensation Consultants

As described under “Compensation Consultant Disclosures,” the Compensation Committee engaged Pay Governance as its independent compensation consultant to, when requested, evaluate our executive compensation programs and provides input with respect to appropriate levels and forms of compensation. The objective of this engagement and any requested evaluation is to ensure that PBF Energy Inc. remains competitive and develops and maintains a compensation framework that is appropriate for a public company to attract, retain and motivate senior executives. The Compensation Committee concluded that no conflict of interest exists that would prevent Pay Governance from independently representing the Compensation Committee.

Employment Agreements

We believe that employment agreements with our executives are necessary to attract and retain key talent as they provide a minimum level of stability to our executives in the event of certain terminations and/or the occurrence of a change in control of our business, freeing the executive to focus on our business and shareholder returns rather than personal financial concerns. Our named executive officers are party to employment agreements with PBF Investments LLC, an indirect wholly owned subsidiary of PBF LLC.

Each of our named executive officer’s employment agreement with PBF Investments LLC has the following features:

•	An employment term of one year with automatic one year extensions thereafter, unless either we or the officer provide 30 days’ prior notice of an election not to renew the agreement.

•	Under the agreement, the named executive officer is entitled to receive an annual base salary with any increases at the sole discretion of our Board.

•	The executive is eligible to participate in our annual Cash Incentive Plan.

•	The executive is also eligible for grants of equity based compensation, as discussed above.

•

The executive is entitled to participate in our employee benefit plans in which our employees are eligible to participate, other than any severance plan generally offered to all of our employees, on the same basis as those benefits are generally made available to other senior executives.

No Gross-Ups

The termination provisions in the employment agreements are discussed under “—Potential Payments Upon Termination Occurring on December 31, 2018, Including in Connection With a Change In Control” below. In addition, the employment agreement provides for severance in the event an employment agreement is not renewed by us in connection with a Change in Control, and provides, that in the event of a Change in Control, the payments made under the employment agreement will be reduced under certain circumstances in order to avoid any required excise tax under Section 4999 of the Code.

Restrictive Covenants

Each executive is also subject to a covenant not to disclose our confidential information during his employment term and at all times thereafter and covenants not to compete with us and not to solicit our employees during his employment term and for six months following termination of his employment for any reason, subject to certain exceptions.

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Compensation Elements and Mix

We believe that compensation for our executive officers should provide a balance between our short- term and long-term financial performance goals. As a result, a significant portion of executive compensation will be “at risk” and is tied to the attainment of previously established financial goals. However, we also believe that it is prudent to provide competitive base salaries and benefits to attract and retain superior talent in order to achieve our strategic objectives.

For 2018, while the base elements of our compensation programs remained the same—base salary, annual cash bonus, long-term incentives and benefits, the Compensation Committee significantly altered the long-term incentive awards granted to our named executive officers from a combination of time-based stock options and time-based restricted stock to a combination of time-based stock options and performance share units and performance units. The Compensation Committee uses a mix of compensation elements for our named executive officers, with a significant percentage of total compensation provided in the form of performance-based long-term equity incentives. These long-term equity incentives are intended to strengthen the alignment of the long-term interests of our named executive officers and our stockholders. In addition, our executive officers receive phantom units from PBF Logistics LP that mirror the performance of PBF Logistics LP common units.

In 2018, the mix of the components of our CEO’s compensation and the average for the other named executive officers, on a percentage basis, was as follows:

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|  Executive Compensation—Compensation Discussion and Analysis

Annual Base Salary

The following table sets forth the base salaries for our named executive officers as of year-end 2017 and 2018, indicating the percentage increase year over year. Base salary adjustments for named executive officers are typically made on a two-year cycle unless there is a significant change in job responsibilities. Prior to 2018, the last salary increase for our named executive officers occurred in 2016.

Named Executive Officer	2017 Salary (1)	2018 Salary (1)	Percentage Change
Thomas Nimbley	1,500,000	1,500,000	0.00%
Chief Executive Officer
C. Erik Young	525,000	565,000	7.62%
Senior Vice President, Chief Financial Officer
Matthew C. Lucey	600,000	650,000	8.33%
President
Thomas O’Connor	500,000	537,500	7.50%
SVP-Commercial
T. Paul Davis	500,000	537,500	7.50%
President-Western Region

(1)	Reflects annualized rate of pay as of year-end and may differ from amounts listed in the summary compensation table due to salary changes occurring within the year.

Base salary is used as a principal means of providing cash compensation for performance of a named executive officer’s essential duties. Base salaries for our named executive officers are determined on an individual basis, reflecting role as designated by title, the level of job responsibility in the organization beyond titular role, contributions towards our strategic goals, past experience and market comparisons and are intended to provide our named executive officers with a stable income. In October 2018, the base salaries for the named executive officers other than

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Mr. Nimbley were increased to maintain market competitiveness. Salaries are reviewed from time to time by the Board of Directors, and all proposed adjustments to the base salaries of our named executive officers are reviewed and approved by the Compensation Committee.

Annual Cash Incentive Plan

Our named executive officers are eligible to participate in our annual cash incentive compensation plan (“CIP”) that is the same plan as is maintained for all non-represented employees.

The sole financial performance metric used for the CIP was:

Performance Metric	Description	Type of Measure
Adjusted EBITDA (a)	As derived from our consolidated financial statements and adjusted for certain items.	Financial (absolute)

(a)

This is a non-GAAP performance metric. It is calculated as earnings before interest and financing costs, interest income, income taxes, depreciation and amortization expense adjusted to exclude certain items.

In 2017, the Compensation Committee approved the Adjusted EBITDA thresholds under the CIP for the period from 2018 – 2020. The Company does not publicly disclose the specific Adjusted EBITDA thresholds since we believe that disclosing such information would provide competitors and other third parties with insights into the Company’s planning process and would therefore cause competitive harm.

While our Compensation Committee believes that discretion under the Company’s executive compensation program is necessary to address circumstances beyond management’s control such as prevailing operating and market conditions, the Committee actively manages the programs to ensure its actions are aligned with the best interests of the Company’s stockholders. The Committee exercises its discretion or decides not to exercise such discretion as part of this process.

Our Compensation Committee has a demonstrated track record of aligning the compensation of our executives with the Company’s performance. When our Adjusted EBITDA thresholds are not met, the Compensation Committee has not exercised discretion to award bonuses to our named executive officers. For example, in each of 2013 and 2016, none of the Company’s financial goals under our CIP were achieved and none of our executives received an annual cash bonus. The graph below sets forth the bonuses paid to our CEO from 2013 to 2018 as determined by the Compensation Committee:

In 2018, the CIP was designed to align our named executive officers and other members of management’s short-term cash compensation opportunities with our 2018 Adjusted EBITDA goals. For the 2018 Adjusted EBITDA goal for

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senior executives, the Compensation Committee established a minimum threshold of approximately $600 million, with graduated increases up to a maximum of $1.1 billion. The target Adjusted EBITDA for senior executives was approximately $900 million. The threshold, target and maximum levels of performance for Adjusted EBITDA for senior executives were established evaluating factors such as performance achieved in the prior year(s), anticipated challenges for the applicable period, our business plan and our overall strategy. At the time the performance levels were set for 2017, the threshold levels were viewed as likely achievable, the target levels were viewed as challenging but achievable, and the maximum levels were viewed as extremely difficult to achieve. The Adjusted EBITDA thresholds for employees at various levels under the senior executives were structured such that those employees would receive a bonus at lower Adjusted EBITDA levels than the executives.

Our management uses EBITDA (earnings before interest, income taxes, depreciation and amortization) and Adjusted EBITDA as measures of operating performance to assist in comparing performance from period to period on a consistent basis and to readily view operating trends. We also use EBITDA and Adjusted EBITDA as measures for planning and forecasting overall expectations and for evaluating actual results against such expectations, and in communications with our board of directors, creditors, analysts and investors concerning our financial performance. Our outstanding indebtedness for borrowed money and other contractual obligations also include similar measures as a basis for certain covenants under those agreements that may differ from the Adjusted EBITDA definition described below. EBITDA and Adjusted EBITDA are not presentations made in accordance with GAAP and our computation of EBITDA and Adjusted EBITDA may vary from others in our industry. In addition, Adjusted EBITDA contains some, but not all, adjustments that are taken into account in the calculation of the components of various covenants in the agreements governing the Senior Notes and other credit facilities. EBITDA and Adjusted EBITDA should not be considered as alternatives to operating income or net income (loss) as measures of operating performance. In addition, EBITDA and Adjusted EBITDA are not presented as, and should not be considered, an alternative to cash flows from operations as a measure of liquidity. Adjusted EBITDA is defined as EBITDA before equity-based compensation expense and certain other non-cash items. Adjusted EBITDA also has limitations as an analytical tool and should not be considered in isolation, or as a substitute for analysis of the results as reported under GAAP.

In February 2019, the Committee reviewed the 2018 Adjusted EBITDA calculation, determined that the required threshold for the maximum payout had been met and approved cash bonuses for the named executive officers and other executive management at the level of two times the target bonus level, which is the maximum allowed under the CIP, with the exception of the CEO who received less than the maximum upon agreement of the Committee and our CEO taking into account the increase in his overall compensation for 2018 as a result of his long-term incentive awards and unrelated to his performance.

We retain the discretion to amend or discontinue the CIP and/or any award granted under the plan in the future, subject to the terms of the employment agreements with our named executive officers, existing awards and the requirements of applicable law.

Long-Term Incentive Compensation

Our named executive officer compensation includes a substantial equity component because we believe superior equity investors’ returns are achieved through a culture that focuses on the Company’s long-term performance. By providing our executives with an equity stake, we are better able to align the interests of our named executive officers and our other equity holders. PBF stock options, performance share units and performance units and PBFX phantom unit awards provide an equity incentive that aligns our named executive officers’ interests with those of our stockholders.

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In setting the long-term incentive target value for the CEO and the other named executive officers, the Committee relies on input from its independent compensation consultant and benchmark research, focusing on the form and amount of similar compensation opportunities in the peer group. The Committee also considers the CEO’s demonstrated performance, and the Company’s size, scope, and complexity relative to the comparison companies. For the other named executive officers, the Committee sets a long-term incentive target value for each person, referencing incentive opportunities for executives in similar positions at companies in the peer group. The long-term incentive awards represent a pay opportunity. The ultimate realized value of equity-based awards is determined by stock price performance over a three- to ten-year period. The table below sets forth the 2018 target value of long-term incentive awards for our named executive officers:

	2018 Target Long-Term Incentive Compensation

Position	Target Value of Stock Options	Target Value of PSUs	Target Value of PUs	Target Value of PBFX Phantom Units
CEO	$4,310,913	$2,155,456	$2,155,456	$398,000
President	$1,959,061	$979,530	$979,530	$298,500
CFO	$1,760,124	$880,062	$880,062	$248,750
SVP – Commercial	$1,632,070	$816,035	$816,035	$248,750
President, Western Region	$1,632,070	$816,035	$816,035	$248,750

Equity Incentive Plan

Our long-term incentive awards are granted under the 2017 Amended and Restated Equity Incentive Plan (the “Equity Incentive Plan”), which was approved by stockholders at the 2018 Annual Meeting. The Equity Incentive Plan is the source of new equity-based and cash-based awards. It permits us to grant our key employees and others incentive stock options (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or the Code), non-qualified stock options, performance awards, stock appreciation rights, restricted stock, other awards valued in whole or in part by reference to shares of our Class A Common Stock and performance based awards denominated in shares or cash.

The Compensation Committee administers the Equity Incentive Plan and determines who will receive awards under the Plan, as well as the form of the awards, the number of shares underlying the awards, and the terms and conditions of the awards consistent with the terms of the Plan.

The total number of shares of Class A Common Stock which may be issued under the Equity Incentive Plan is 16,200,000, subject to adjustment upon certain events specified thereunder. As of February 28, 2019, 9,845,919 shares of Class A Common Stock remained available for issuance under the Plan.

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We granted the 2018 long-term incentive awards to our named executive officers on October 30, 2018. Due to the nature of long-term incentive awards, the actual long-term compensation value realized by our named executive officers will depend on the price of our underlying stock at the time of settlement. The 2018 long-term incentive awards were based on an intended dollar value of compensation for the named executive officers on the date of grant rather than a specific number of stock options, performance share units or performance units or the hypothetical valuation based on a simulation model. The forms of awards differ as illustrated below with respect to the amount and timing of realized compensation:

Form of LTI Award	Form of Settlement	Type of Compensation Realized	Timing for Compensation Realization
Stock Options	Class A common stock	PBF common stock price appreciation from grant date to exercise date	Vesting ratably over a period of four years from grant date
Performance Share Units	Class A common stock	0 to 200% per unit based on our relative TSR ranking among a group of peer companies	Cliff vesting on the last day of the 3-year performance cycle (i.e., awards granted in 2018 will not vest until December 31, 2020)
Performance Units	Cash	$0.00 to $2.00 per unit based on our relative TSR ranking among a group of peer companies	Cliff vesting on the last day of the 3-year performance cycle (i.e., awards granted in 2018 will not vest until December 31, 2020)

2018 PBF Long-Term Incentive Awards

In 2018, for stronger alignment with stockholder interests and to better align the long-term incentive awards with our pay for performance philosophy, the Compensation Committee changed the mix of PBF long-term incentive awards from time-based restricted stock (50 percent) and stock options (50 percent) to time-based stock options (50 percent), performance share units (25 percent), and performance units (25 percent). The performance awards are equally allocated to performance share units that settle in stock and performance units that settle in cash. The primary purpose of our equity grants is to motivate our named executive officers to achieve our long-term business objectives over multiple years and align the named executive officers’ interests with those of our shareholders. We discuss each of our forms of long-term incentive awards in more detail below.

Performance Share Units and Performance Units

The Compensation Committee believes a performance award program serves as a complement to stock options. Our program benchmarks our TSR relative to our industry peer group. This relative evaluation allows for the cyclicality of our business and commodity prices (i.e., crude oil) to be recognized and prevents volatility from directly advantaging or disadvantaging the payout of the award beyond that of our peers. The Compensation Committee believes that TSR is the single best metric for our performance award program as it is commonly used by shareholders to measure a company’s performance relative to others within the same industry. It also aligns the compensation of our named executive officers with the value delivered to our shareholders. The design of our performance award program ensures we pay above target compensation only when our TSR is above the median of the peer group.

How We Measure TSR Performance

Under our program, TSR is measured over a 36-month performance cycle, with vesting only occurring at the end of the three year period. Each performance cycle has four equally weighted measurement periods: (1) the first 12 months, (2) the second 12 months, (3) the third 12 months, and (4) the entire 36-month period. The Compensation Committee believes that measuring TSR over four measurement periods in the 36-month performance cycle is appropriate and serves the best interests of our shareholders. By having four equally weighted measurement periods, attaining maximum payout based on TSR may be achieved only by outperforming the peer group for all four measurement periods.

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Each peer group member’s TSR is determined by taking the sum of the company’s stock price appreciation or reduction, plus its cumulative cash dividends, for each measurement period and dividing that total by the company’s beginning stock price for that period, as illustrated below:

(Ending Stock Price – Beginning Stock Price) + Cumulative Cash Dividends

Beginning Stock Price

The beginning and ending stock prices used for us and each peer group member in the TSR calculation are the averages of the company’s respective closing stock prices for the 30 days immediately preceding the beginning and ending date of the applicable measurement period. The design also mitigates significant market fluctuations in stock price at the beginning or end of a performance cycle and discourages excessive or inappropriate risk-taking near the end of a performance cycle by limiting the impact on the overall payout of the award.

How We Calculate Payout Percentage – Negative TSR Cap

Our TSR performance is measured for each measurement period, with the related payout percentage determined based on our performance relative to our peer group which is measured by two criteria—our rank within the peer group and our performance relative to the average TSR for the peer group. Payouts under the performance share units and the performance units is determined equally by our rank relative to our peers and our position relative to average peer performance. However, if our TSR is negative for a measurement period, the payout percentage for that measurement period is capped at target (100%) regardless of actual relative TSR performance. We refer to this provision as a “negative TSR cap”. The final payout is the average of our payout based on our rank and our payout based on our performance relative to the average TSR for the peer group. Payout based on our rank is determined as follows:

TSR Performance Rank	TSR Performance Rank Payout Percentage
Ranked Sixth	0%
Ranked Fifth	50%
Ranked Third or Fourth	100%
Ranked Second	150%
Ranked First	200%

Payout with respect to our TSR performance compared to the average TSR of the peer group is determined as the absolute mathematical difference between our TSR performance percentage and the average percentage of TSR of the peer Group on an interpolated basis:

Company TSR Performance	TSR Performance Percentile Payout Percentage
33% or more below the average TSR for the peer group	0%
0% difference between the average TSR for the peer group	100%
33% or more above the average TSR for the peer group	200%

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By way of example, for 2018, we ranked third in our peer group for a 100% payout and our TSR performance relative to the average TSR for the peer group was a mathematical difference of 1.23%, which resulted in a 103.72% payout for that metric. As a result, the measurement period payout was 101.86%.

2018 Long-Term Incentive Compensation

Position	Performance Share Units	Performance Units	Stock Options	PBFX Phantom Units
CEO	53,025	2,155,456	368,139	20,000
President	24,097	979,530	167,298	15,000
CFO	21,650	880,062	150,309	12,500
SVP – Commercial	20,075	816,035	139,374	12,500
President, Western Region	20,075	816,035	139,374	12,500

Performance Share Units

The number of performance share units granted to the named executive officers was determined based on an intended dollar value based on the Company’s closing stock price on the grant date rather than a specific number of performance share units. These awards settle in Class A common stock. The number of performance share units actually granted represents the target number of performance share units and the actual payout will vary from zero percent to 200 percent of that target number upon settlement at the end of the three year performance period. In addition, the performance share units are granted with dividend equivalent rights. This allows our named executive officers to receive dividends on the underlying performance share units if, and to the extent, vested and the underlying performance metrics are met. The final number of shares of Class A common stock delivered in settlement of the performance share unit award will be the aggregate of the payout for each of the four measurement periods plus the value of accumulated dividend equivalents. The number of performance share units granted to each of our named executive officers can be found in the “Grants of Plan-Based Equity Awards in 2018” table in this proxy statement.

Performance Units

Each performance unit is dollar denominated with a target value of $1.00. The actual payout may vary from $0.00 to $2.00 (zero percent to 200 percent of target). The Compensation Committee also believes that having the maximum payout capped at $2.00 per unit mitigates excessive or inappropriate risk-taking. The final value of the performance unit award will be determined by multiplying the simple average of the payout percentages for the four measurement periods by the number of performance units granted. These awards settle in cash. The number of performance units granted to each of our named executive officers can be found in the “Grants of Plan-Based Equity Awards in 2018” table in this proxy statement.

Stock Options

Stock options provide a direct but variable link between our named executive officers’ long-term compensation and the long-term value shareholders receive by investing in PBF. The Compensation Committee believes stock options are inherently performance based as option holders only realize benefits if the value of our stock increases for all shareholders after the grant date. The exercise price of our stock options is generally equal to the per-share closing price of PBF common stock on the grant date. Stock options vest in equal installments on the first, second, third and fourth anniversary of the date of grant and have a maximum 10-year term during which an named executive officer may exercise the options. Option holders do not have voting rights or receive dividends on the underlying stock. The number of options granted to each of our named executive officers can be found in the “Grants of Plan-Based Equity Awards in 2018” table in this proxy statement.

2018 PBFX Phantom Units

Our named executive officers are eligible to receive awards under the PBF Logistics LP 2014 Long- Term Incentive Plan, or the PBFX LTIP. Grants to our executive officers under the PBFX LTIP are determined by the directors of the

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general partner of PBF Logistics LP, which administers the PBFX LTIP and are reported to the Compensation Committee. In 2018, our CEO received 20,000 units, our President received 15,000 units and each of our CFO, SVP-Commercial and President Western Region received 12,500 units.

Other Equity Incentives

In addition, as discussed under “Certain Relationships and Related Transactions—Investments in PBF LLC,” prior to our initial public offering, our named executive officers were provided certain opportunities to purchase PBF LLC Series A Units and warrants to purchase PBF LLC Series A Units, and were granted additional compensatory warrants to purchase PBF LLC Series A Units. Certain of our officers, including our named executive officers, were also issued PBF LLC Series B Units, which are profits interests in PBF LLC. See “Certain Relationships and Related Transactions—Summary of PBF LLC Series B Units.”

Other Benefits

All executive officers, including the named executive officers, are eligible for other benefits including: medical, dental, vision, short-term disability and life insurance. The executives participate in these plans on the same basis, terms and conditions as other administrative employees. In addition, we provide long- term disability insurance coverage on behalf of the named executive officers at an amount equal to 65% of current base salary. The named executive officers also participate in our paid time off and holiday program, which provide paid leave during the year at various amounts based upon the executive’s position and length of service.

Impact of Tax and Accounting Principles

The forms of our executive compensation are largely dictated by our capital structure and competition for talented and motivated senior executives, as well as the goal of aligning their interests with those of our stockholders. We do take tax considerations into account, both to avoid tax disadvantages and to obtain tax advantages, where reasonably possible and consistent with our compensation goals (tax advantages for our executives benefit us by reducing the overall compensation we must pay to provide the same after-tax income to our executives), including the application of Sections 280G and 409A of the Code. Section 162(m) of the Code (as amended by the Tax Cut and Jobs Act of 2017) (“Section 162(m)”) imposes a $1,000,000 cap on federal income tax deductions for compensation paid to “covered persons” under Section 162(m) during any fiscal year. For taxable years prior to December 31, 2017, certain “performance-based” compensation was excluded from the limit on deductibility. This exemption has since been repealed and now any compensation paid to a “covered employee” in excess of $1,000,000 will not be deductible unless it qualifies for certain transition relief. While the Compensation Committee has not adopted a formal policy regarding tax deductibility of compensation paid to our named executive officers, the Compensation Committee considers the tax treatment of compensation pursuant to Section 162(m) and other applicable rules in determining the amounts of compensation for our named executive officers. In addition, the Compensation Committee reviews the impact of our compensation programs against other considerations, including stockholder alignment, market competiveness, accounting impact, effectiveness and perceived value to the executives. Because the Compensation Committee believes that many different factors influence a well-rounded, comprehensive and effective executive compensation program, certain of the compensation we provide to our executive officers is likely not deductible under Section  162(m) or otherwise.

Pension and Other Retirement Benefits

Defined Contribution Plan. Our defined contribution plan covers all employees, including our named executive officers. Employees are eligible to participate as of the first day of the month following 30 days of service. Participants can make basic contributions up to 50 percent of their annual salary subject to Internal Revenue Service limits. We match participants’ contributions at the rate of 200 percent of the first 3 percent of each participant’s total basic contribution based on the participant’s total annual salary. Employee contributions and our matching contributions to the defined contribution plan are fully vested immediately. Participants may receive distributions from their defined contribution plan accounts any time after they cease service with us.

PBF Energy Pension Plan. We sponsor a qualified defined benefit plan for all employees, including our named executive officers, with a policy to fund pension liabilities in accordance with the limits imposed by the Employee

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Retirement Income Security Act of 1974, or ERISA, and Federal income tax laws. Annual contributions are made to an individual employee’s pension account based on their age and length of service with us and eligible pensionable earnings, up to certain limits imposed by Federal and state income tax laws. Employees become eligible to participate in the defined benefit plan as of the first day of the month after their first 30 days of employment and an employee’s interest in their plan account vests after three years of employment, with the exception of certain circumstances.

PBF Energy Restoration Plan. We sponsor a non-qualified plan for non-represented employees, including our named executive officers. Contributions, which are made at our discretion, are made to an individual employee’s pension restoration account based on their total cash compensation over a defined period of time. Employees become eligible to participate in the non-qualified plan as of the first day of the month after their first 30 days of employment. Previously, with the exception of certain circumstances, an employee’s interest in their plan account vested after one year of employment, however, in 2010, the vesting period was increased to three years. All of our named executive officers’ interests in their plan accounts are vested. Upon the attainment of age 65, an employee’s pension restoration account vests immediately and is non-forfeitable.

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COMPENSATION-RELATED POLICIES

Clawback Policies

All awards (and/or any amount received with respect to such awards) under our equity incentive plans are subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with applicable law, stock exchange listing requirements, or any recoupment policy of the Company. In addition, the Compensation Committee may, in its sole discretion, specify in an award agreement that the grantee’s rights, payments and benefits with respect to an award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an award. Such events may include, but shall not be limited to, termination of employment or services for cause, termination of the grantee’s provision of services to the Company or any of its subsidiaries, breach of noncompetition, confidentiality or other restrictive covenants that may apply to the grantee, or restatement of the Company’s financial statements to reflect adverse results from those previously released financial statements as a consequence of errors, omissions, fraud, or misconduct. All stock options and performance awards granted under our Amended and Restated 2017 Equity Incentive Plan are subject to restrictive covenants, the breach of which will result in the forfeiture of the awards. These restrictive covenants include requirements relating to non-competition for employees who are at a vice president level or higher, non-solicitation, non-disparagement and confidentiality. These provisions apply following an employee’s termination or other separation.

Stock Ownership Guidelines

Our Board, the Compensation Committee, and our executive officers recognize that ownership of Class A Common Stock is an effective means by which to align the interests of our directors and executive officers with those of our stockholders. We have long emphasized the importance of stock ownership among our executive officers and directors. Our stock ownership and retention guidelines for our officers, as approved by the Compensation Committee are as follows:

Executive Stock Ownership Guidelines. Stock ownership guidelines for our officers are as follows:

Officer Position	Value of Shares Owned
Chief Executive Officer	5x Base Salary
President	3x Base Salary
Executive Vice Presidents	2x Base Salary
Senior Vice Presidents	1x Base Salary

Our officers are expected to meet the applicable guideline within five years and are expected to continuously own sufficient shares to meet the guideline once attained. Until such time as the officer reaches his or her share ownership guideline, the officer will be required to hold 50% of the shares of Class A Common Stock received upon vesting, the lapse of restrictions and upon exercise of stock options, net of any shares utilized to pay for the exercise price and tax withholding. All of our named executive officers have met the requirements of the stock ownership guidelines. The full text of our stock ownership and retention guidelines is available on our website at www.pbfenergy.com under the “Corporate Governance” tab in the “Investor Relations” section.

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2018 SUMMARY COMPENSATION TABLE

This Summary Compensation Table summarizes the total compensation paid or earned by each of our named executive officers.

Named Executive Officer	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(2)	Options Awards ($)(3)	Change in Pension Value And Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Thomas J. Nimbley Chief Executive Officer	2018	1,500,000	4,000,000	5,195,347	4,310,908	542,637	212,613	15,761,505
	2017	1,500,000	2,460,000	2,713,600	1,502,000	568,788	174,450	8,918,838
	2016	1,500,000	—	2,007,400	910,000	625,769	124,650	5,167,819
C. Erik Young Senior Vice President, Chief Financial Officer	2018	531,667	1,595,001	2,207,491	1,760,118	171,545	164,084	6,429,906
	2017	525,000	861,000	1,767,675	826,100	197,995	142,375	4,320,145
	2016	525,000	—	1,369,950	500,500	151,745	90,063	2,637,258
Matthew C. Lucey President	2018	608,333	1,824,999	2,478,627	1,959,060	213,731	171,619	7,256,369
	2017	600,000	984,000	1,891,850	901,200	318,368	154,475	4,849,893
	2016	600,000	—	1,472,900	546,000	258,519	94,650	2,972,069
Thomas O’Connor SVP-Commercial	2018	506,250	1,518,750	2,064,992	1,632,070	181,783	152,528	6,056,373
	2017	500,000	820,000	1,696,000	751,000	151,789	139,150	4,057,939
	2016	500,000	—	1,316,500	455,000	125,910	91,900	2,489,310
T. Paul Davis	2018	506,250	1,518,750	2,064,992	1,632,070	178,494	108,022	6,008,578
President Western Region	2017	500,000	820,000	979,250	751,000	153,494	72,813	3,276,557
	2016	500,000	—	675,100	341,250	212,135	35,313	1,763,798

(1)

The amounts set forth in this column represent the grant date value of shares of restricted Class A Common Stock and phantom units of PBF Logistics LP which are subject to vesting in four equal installments beginning on the first anniversary of the date of grant. For 2018, the Stock Awards column also includes the October 2018 grant date fair value of performance share units, which will be settled in Class A Common Stock and performance units, which will be settled in cash. The value realized by the officers upon the actual vesting of these awards may or may not be equal to this determined value, as these awards are subject to market conditions and have been valued based on an assessment of the market conditions as of the grant date. The performance share units and performance units will vest on December 31, 2020. The amounts have been determined pursuant to FASB ASC Topic 718, as applicable, based on the assumptions set forth in Note 16 to the PBF Energy Inc. consolidated financial statements for the year ended December 31, 2018.

(2)

The maximum value of the performance share units upon vesting, excluding dividend equivalents, assuming the highest level of performance is achieved, as of December 31, 2018, in equivalent dollars, would be as follows: for Mr. Nimbley, $3,464,654; for Mr. Young, $1,414,611; for Mr. Lucey, $1,574,498; for Mr. O’Connor, $1,311,701; and for Mr. Davis, $1,311,701. The maximum value of the performance units upon vesting, assuming the highest level of performance is achieved, would be as follows: for Mr. Nimbley, $4,310,912; for Mr. Young, $1,760,124; for Mr. Lucey, $1,959,060; for Mr. O’Connor, $1,632,070; and for Mr. Davis, $1,632,070.

(3)

The amounts set forth in this column represent the grant date fair value of options for the purchase of Class A Common Stock. The grant date fair value was calculated pursuant to FASB ASC Topic 718 based on the assumptions set forth in Note 16 to the PBF Energy Inc. consolidated financial statements for the year ended December 31, 2018.

(4)

The amounts set forth in this column represent the aggregate change during the year in the actuarial present value of accumulated benefits under the PBF Energy Pension Plan and the PBF Energy Restoration Plan.

(5)

The amounts set forth in this column consist of company matching contributions to our 401(k) Plan, voluntary medical exam benefit and dividends on PBF restricted stock and dividend equivalent rights on PBFX phantom units.

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GRANTS OF PLAN-BASED EQUITY AWARDS IN 2018

The following table provides information regarding the grants of plan-based equity awards to each of our named executive officers for the fiscal year ended December 31, 2018.

		Estimated future payouts under cash-based equity incentive plan awards (1)			Estimated future payouts under equity incentive plan awards (2)

Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Thomas J. Nimbley	May 1, 2018							20,000			398,000
	October 30, 2018	—	2,155,456	4,310,912							2,133,901
	October 30, 2018				—	53,025	106,050				2,663,446
	October 30, 2018								368,139	40.65	4,310,908
C. Erik Young	May 1, 2018							12,500			248,750
	October 30, 2018	—	880,062	1,760,124							871,261
	October 30, 2018				—	21,650	43,300				1,087,480
	October 30, 2018								150,309	40.65	1,760,118
Matthew C. Lucey	May 1, 2018							15,000			298,500
	October 30, 2018	—	979,530	1,959,060							969,735
	October 30, 2018				—	24,097	48,194				1,210,392
	October 30, 2018								167,298	40.65	1,959,060
Thomas O’Connor	May 1, 2018							12,500			248,750
	October 30, 2018	—	816,035	1,632,070							807,875
	October 30, 2018				—	20,075	40,150				1,008,367
	October 30, 2018								139,374	40.65	1,632,070
T. Paul Davis	May 1, 2018							12,500			248,750
	October 30, 2018	—	816,035	1,632,070							807,875
	October 30, 2018				—	20,075	40,150				1,008,367
	October 30, 2018								139,374	40.65	1,632,070

(1)

The amounts set forth in these columns represent the performance units granted to the named executive officers under the Amended and Restated 2017 Equity Incentive Plan. The payout of the performance units is contingent on our achievement of relative TSR against a defined performance peer group over the performance cycle. Actual payouts will vary based on relative TSR, from a threshold vesting of none of the units, to a target vesting of 100% of the units, to a maximum vesting of 200% of the units at the date of grant. The performance units have a target value of $1.00 per unit and, if earned upon vesting, are settled in cash.

(2)

The amounts set forth in these columns represent the performance share units granted to the named executive officers under the Amended and Restated 2017 Equity Incentive Plan. The payout of the performance share units is contingent on our achievement of relative TSR against a defined performance peer group over the performance cycle. Actual payouts will vary based on relative TSR, from a threshold vesting of none of the units, to a target vesting of 100% of the units, to a maximum vesting of 200% of the units at the date of grant. The performance share units are denominated as an equivalent of one share of our common stock and, if earned upon vesting, are settled in our Class A Common Stock.

(3)	The amounts set forth in this column represent the phantom units of PBF Logistics LP granted to the named executive officers under the PBFX LTIP.

(4)	The amounts set forth in this column represent options to purchase Class A Common Stock granted to the named executive officers under the Amended and Restated 2017 Equity Incentive Plan.

(5)

The amounts set forth in this column represent the total grant date fair value of the phantom units of PBF Logistics LP, options to purchase Class A Common Stock, performance share units and performance units for each of the named executive officers, calculated in accordance with FASB ASC Topic 718.

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OUTSTANDING EQUITY AWARDS AT 2018 FISCAL YEAR-END

The following table provides information regarding outstanding equity awards held by each of our named executive officers as of December 31, 2018. For a narrative discussion of the equity awards, see “Equity Incentive Compensation” above.

	Option Awards (1)					Equity Awards (2)

						Restricted Stock / Phantom Units			Performance Share Units and Performance Units

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Thomas J. Nimbley	50,000	—		$26.00	12/12/2022	3,750	(7)	102,169	53,025	(11)	1,764,548
	100,000	—		$38.70	2/19/2023	15,000	(8)	490,050	2,155,456	(12)	2,195,547
	100,000	—		$26.08	10/29/2023	40,000	(9)	1,306,800
	50,000	—		$24.43	10/29/2024	7,500	(7)	192,938
	187,500	62,500	(3)	$30.89	10/27/2025	15,000	(7)	359,775
	100,000	100,000	(4)	$21.38	10/25/2026	60,000	(10)	2,068,200
	50,000	150,000	(5)	$28.67	10/30/2027	20,000	(7)	441,800
	—	368,139	(6)	$40.65	10/30/2028
C. Erik Young	2,000	—		$10.00	3/1/2021	3,125	(7)	85,141	21,650	(11)	720,461
	25,000	—		$12.55	6/29/2022	10,000	(8)	326,700	880,062	(12)	896,431
	20,000	—		$26.00	12/12/2022	26,250	(9)	857,588
	20,000	—		$24.75	2/11/2024	6,250	(7)	160,781
	50,000	—		$24.43	10/29/2024	9,375	(7)	224,859
	90,000	30,000	(3)	$30.89	10/27/2025	39,375	(10)	1,357,256
	55,000	55,000	(4)	$21.38	10/25/2026	12,500	(7)	276,125
	27,500	82,500	(5)	$28.67	10/30/2027
	—	150,309	(6)	$40.65	10/30/2028
Matthew C. Lucey	40,000	—		$26.00	12/12/2022	3,750	(7)	102,169	24,097	(11)	801,892
	50,000	—		$24.75	2/11/2024	10,000	(8)	326,700	979,530	(12)	997,749
	50,000	—		$24.43	10/29/2024	27,500	(9)	898,425
	90,000	30,000	(3)	$30.89	10/27/2025	7,500	(7)	192,938
	60,000	60,000	(4)	$21.38	10/25/2026	11,250	(7)	269,831
	30,000	90,000	(5)	$28.67	10/30/2027	41,250	(10)	1,421,888
	—	167,298	(6)	$40.65	10/30/2028	15,000	(7)	331,350
Thomas O’Connor	50,000	—		$27.39	9/4/2024	3,125	(7)	85,141	20,075	(11)	668,049
	50,000	—		$24.43	10/29/2024	10,000	(8)	326,700	816,035	(12)	831,213
	90,000	30,000	(3)	$30.89	10/27/2025	25,000	(9)	816,750
	50,000	50,000	(4)	$21.38	10/25/2026	6,250	(7)	160,871
	25,000	75,000	(5)	$28.67	10/30/2027	9,375	(7)	224,859
	—	139,374	(6)	$40.65	10/30/2028	37,500	(10)	1,292,625
						12,500	(7)	276,125
T. Paul Davis	25,000	—		$12.55	6/29/2022	3,125	(7)	85,141	20,075	(11)	668,049
	30,000	—		$26.00	12/12/2022	6,250	(7)	160,781	816,035	(12)	831,213
	50,000	—		$26.08	10/29/2023	9,375	(7)	224,859
	50,000	—		$24.43	10/29/2024	10,000	(9)	326,700
	75,000	25,000	(3)	$30.89	10/27/2025	18,750	(10)	612,563
	37,500	37,500	(4)	$21.38	10/25/2026	12,500	(7)	276,125
	25,000	75,000	(5)	$28.67	10/30/2027
	—	139,374	(6)	$40.65	10/30/2028

(1)

The awards described in this column represent compensatory warrants and options to purchase PBF LLC Series A Units and options to purchase Class A Common Stock as described in “Compensation Discussion & Analysis.”

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(2)

The awards described in this column represent restricted Class A Common Stock and phantom units of PBF Logistics LP. The value is based on the closing price of $32.67 per share of Class A Common Stock on December 31, 2018 and the closing price of $19.90 per phantom unit which was the NYSE closing price of PBF Logistics LP common units on December 31, 2018.

(3)	Represents options to purchase Class A Common Stock, which vest on October 27, 2019.

(4)	Represents options to purchase Class A Common Stock, which vest in two equal annual installments beginning on October 25, 2019.

(5)	Represents options to purchase Class A Common Stock, which vest in three equal annual installments beginning on October 30, 2019.

(6)	Represents options to purchase Class A Common Stock, which vest in four equal annual installments beginning on October 30, 2019.

(7)	This amount represents phantom units of PBF Logistics LP granted under the PBFX LTIP.

(8)	This amount represents restricted shares of Class A Common Stock granted under the 2012 Equity Incentive Plan.

(9)	This amount represents restricted shares of Class A Common Stock granted under the Amended and Restated 2012 Equity Incentive Plan.

(10)	This amount represents restricted shares of Class A Common Stock granted under the 2017 Equity Incentive Plan.

(11)

This amount represents the number of outstanding share-based performance share units. The awards granted in 2018 have a performance period of January 1, 2018 to December 31, 2020. The 2018 estimated payouts are determined by TSR, as defined in the award agreement as of December 31, 2018. Market Value shown reflects a 101.86% payout using the December 31, 2018 closing stock price of $32.67.

(12)

This amount represents the number of outstanding performance units. The awards granted in 2018 have a performance period of January 1, 2018 to December 31, 2020. The 2018 estimated payouts are determined by TSR, as defined in the award agreement as of December 31, 2018. Market Value shown reflects a 101.86% payout using a target value of $1.00 per unit payable in cash at the end of the performance period.

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OPTION EXERCISES AND STOCK VESTED IN 2018

The following table provides information regarding the amounts received by our named executive officers upon exercise of options or similar instruments or the vesting of stock or similar instruments during the fiscal year ended December 31, 2018. The table also includes information regarding the vesting of phantom units received by our named executive officers from PBF Logistics LP.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Vesting ($)	Number of Shares Acquired on Exercise (#)		Value Realized on Vesting ($)
Thomas J. Nimbley	—	—	15,000	(1)	593,700	(1)
			20,000	(2)	823,800	(2)
			20,000	(3)	837,000	(3)
			5,000	(4)	130,425	(4)
			3,750	(5)	93,956	(5)
			3,750	(6)	88,444	(6)
			5,000	(7)	108,975	(7)
C. Erik Young	—	—	10,000	(1)	395,800	(1)
			13,125	(2)	540,619	(2)
			13,125	(3)	549,281	(3)
			3,750	(4)	97,819	(4)
			3,125	(5)	78,297	(5)
			3,125	(6)	73,703	(6)
			3,125	(7)	68,109	(7)
Matthew C. Lucey	—	—	10,000	(1)	395,800	(1)
			13,750	(2)	566,363	(2)
			13,750	(3)	575,438	(3)
			5,000	(4)	130,425	(4)
			3,750	(5)	93,956	(5)
			3,750	(6)	88,444	(6)
			3,750	(7)	81,731	(7)
Thomas O’Connor	—	—	10,000	(1)	395,800	(1)
			12,500	(2)	514,875	(2)
			12,500	(3)	523,125	(3)
			3,750	(8)	105,263	(8)
			3,125	(5)	78,297	(5)
			3,125	(6)	73,703	(6)
			3,125	(7)	68,109	(7)
T. Paul Davis	—	—	5,000	(2)	205,950	(2)
			6,250	(3)	261,563	(3)
			3,750	(4)	97,819	(4)
			3,125	(5)	78,297	(5)
			3,125	(6)	73,703	(6)
			3,125	(7)	68,109	(7)

(1)	These awards represent restricted shares of Class A Common Stock. The value is calculated based on the closing price of $39.58 per share of Class A Common Stock on the date of vesting.

(2)	These awards represent restricted shares of Class A Common Stock. The value is calculated based on the closing price of $41.19 per share of Class A Common Stock on the date of vesting.

(3)

These awards represent restricted shares of Class A Common Stock. The value is calculated based on the closing price of $40.65 per share of Class A Common Stock on the date of vesting plus accrued dividend payments.

(4)

These awards represent phantom units that were granted under the PBFX LTIP. The PBFX LTIP is a plan of PBF Logistics LP that is administered by its Board. The value is calculated based on the closing price of $19.65 per common unit of PBF Logistics LP on the date of vesting plus dividend equivalent right payments.

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(5)

These awards represent phantom units that were granted under the PBFX LTIP. The value is calculated based on the closing price of $19.90 per common unit of PBF Logistics LP on the date of vesting plus dividend equivalent right payments.

(6)

These awards represent phantom units that were granted under the PBFX LTIP. The value is calculated based on the closing price of $19.95 per common unit of PBF Logistics LP on the date of vesting plus dividend equivalent right payments.

(7)

These awards represent phantom units that were granted under the PBFX LTIP. The value is calculated based on the closing price of $19.90 per common unit of PBF Logistics LP on the date of vesting plus dividend equivalent right payments.

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PENSION BENEFITS

The following table provides information regarding our named executive officers’ participation in our pension plans as of and for the fiscal year ended December 31, 2018.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Thomas J. Nimbley	PBF Energy Pension Plan	8	288,872	—
	PBF Energy Restoration Plan	8	2,981,804	—
C. Erik Young	PBF Energy Pension Plan	8	204,480	—
	PBF Energy Restoration Plan	8	631,936	—
Matthew C. Lucey	PBF Energy Pension Plan	10	290,537	—
	PBF Energy Restoration Plan	10	1,355,562	—
Thomas O’Connor	PBF Energy Pension Plan	5	110,697	—
	PBF Energy Restoration Plan	5	457,093	—
T. Paul Davis	PBF Energy Pension Plan	6	207,749	—
	PBF Energy Restoration Plan	6	641,343	—

The PBF Energy Pension Plan is a funded, tax-qualified, non-contributory defined benefit plan covering all employees. The PBF Energy Restoration Plan is a non-qualified defined benefit plan designed to supplement the pension benefits for employees that have earnings above the IRS benefit plan compensation limits. The Pension Plan and the Restoration Plan are structured as cash balance plans wherein each participant’s account is credited monthly with an interest credit and annually with a pay credit. Changes in the value of these plans’ investments do not directly impact the benefit amounts promised to each participant under the plans.

At the end of each plan year, the Pension Plan provides for an annual pay credit equal to between 7% and 21% of pensionable earnings below the Social Security Wage Base and a pay credit of 14% on pensionable earnings above the Social Security Wage Base but below the Internal Revenue Service benefit plan compensation limit. The Restoration Plan provides for an annual pay credit equal to 14% on pensionable earnings in excess of Internal Revenue Service benefit plan compensation limits. In addition, on a monthly basis, the plans provide for an interest credit utilizing the prior year’s October 30-year Treasury Constant Maturity rate. For 2018, the interest crediting rate was 3.92% Normal retirement age under the plans is attained at age 65.

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POTENTIAL PAYMENTS UPON TERMINATION OCCURRING ON DECEMBER 31, 2018,

INCLUDING IN CONNECTION WITH A CHANGE IN CONTROL

The table below provides our best estimate of the amounts that would be payable (including the value of certain benefits) to each of our named executive officers had a termination hypothetically occurred on December 31, 2018 under various scenarios, including a termination of employment associated with a Change In Control. The table does not include payments or benefits under arrangements available on the same basis generally to all other eligible employees of PBF. The potential payments were determined under the terms of each named executive officer’s employment agreement in effect on December 31, 2018, and in accordance with our plans and arrangements in effect on December 31, 2018. We also retain the discretion to provide additional payments or benefits to any of our named executive officers upon any termination of employment or Change in Control. The estimates below exclude the value of any Accrued Rights, as described in footnote 1 below, as any such amounts have been assumed to have been paid current at the time of the termination event. Under the terms of a named executive officer’s employment agreement, if applicable, the executive is precluded under certain circumstances from competing with us for a period of six months post-termination, and must enter into a release of claims in order to receive the severance described below.

Named Executive Officer	Termination (a) for Cause, (b) without Good Reason or (c) due to non- renewal by the executive ($)(1)	Termination (other than in connection with a Change in Control), (a) without Cause (other than by reason of death or disability) by us, (b) for Good Reason or (c) due to non- renewal by us ($)(2)	Termination in connection with a Change in Control ($)(3)	Death or Disability ($)(4)
Thomas J. Nimbley
Cash severance payment	—	2,250,000	4,485,000	750,000
Cash bonus (5)	—	—	—	1,950,000
Continuation of health benefits (6)	—	21,848	42,483	—
Accelerated equity (7)	—	8,849,514	10,689,764	10,689,764
C. Erik Young
Cash severance payment	—	847,500	1,689,350	282,500
Cash bonus (5)	—	—	—	734,500
Continuation of health benefits (6)	—	31,353	60,964	—
Accelerated equity (7)	—	4,875,817	5,880,167	5,880,167
Matthew C. Lucey
Cash severance payment	—	975,000	1,943,500	325,000
Cash bonus (5)	—	—	—	845,000
Continuation of health benefits (6)	—	32,074	62,366	—
Accelerated equity (7)	—	5,310,079	6,400,879	6,400,879
Thomas O’Connor
Cash severance payment	—	806,250	1,607,125	268,750
Cash bonus	—	—	—	698,750
Continuation of health benefits (6)	—	32,074	62,366	—
Accelerated equity (7)	—	4,654,866	5,572,766	5,572,766
T. Paul Davis
Cash severance payment	—	806,250	1,607,125	268,750
Cash bonus (5)	—	—	—	698,750
Continuation of health benefits (6)	—	31,353	60,964	—
Accelerated equity (7)	—	3,191,804	3,959,679	3,959,679

(1)

Termination for Cause, without Good Reason or due to non-renewal by the executive. In the event the executive is terminated by us for Cause, the executive terminates his employment without Good Reason or the executive does not renew his employment with us at the end of his current term, the executive will be entitled to: (1) receive accrued, but unpaid salary through the date of termination; (2) receive any earned, but unpaid portion of the previous year’s cash bonus; (3) receive unreimbursed business expenses; (4) receive applicable benefits; and (5) except

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in the event of a termination for Cause, exercise any vested options or similar awards in accordance with the terms of the long-term incentive plan, or collectively, the “Accrued Rights.”

“Good Reason” as defined in the employment agreements means, without the executive’s consent (A) the failure of the Company to pay or cause to be paid the executive’s base salary or cash bonus, if any, when due, (B) any adverse, substantial and sustained diminution in the executive’s authority or responsibilities by the company from those described in the employment agreement, (C) the company requiring a change in the location for performance of the executive’s employment responsibilities to a location more than 50 miles from the company’s office (not including ordinary travel during the regular course of employment) or (D) any other action or inaction that constitutes a material breach by the company of the employment agreement; provided, that the events described in clauses (A), (B), (C) and (D) shall constitute “Good Reason” only if the company fails to cure such event within 20 days after receipt from the executive of written notice of the event which constitutes “Good Reason”; provided, further, that “Good Reason” shall cease to exist for an event described in clauses (A), (B), (C) and (D) on the 90th day following the later of its occurrence or the executive’s knowledge thereof, unless the executive has given the company written notice thereof prior to such date.

“Cause” as defined in the employment agreements includes the following: (A) the executive’s continued willful failure to substantially perform his duties (other than as a result of a disability) for a period of 30 days following written notice by the company to the executive of such failure, (B) the executive’s conviction of, or plea of nolo contendere to a crime constituting a misdemeanor involving moral turpitude or a felony, (C) the executive’s willful malfeasance or willful misconduct in connection with the executive’s duties under the employment agreement, including fraud or dishonesty against the company, or any of its affiliates, or any act or omission which is materially injurious to the financial condition or business reputation of the company, or any of its affiliates, other than an act or omission that was committed or omitted by the executive in the good faith belief that it was in the best interest of the company, (D) a breach of the executive’s representations and warranties in such employment agreement, or (E) the executive’s breach of the non-competition, non-solicitation, non-disparagement or non-disclosure provisions of the employment agreement.

(2)

Termination (other than in connection with a Change in Control as described below), without Cause (other than by reason of death or disability) by us, for Good Reason or due to non-renewal by us. In the event the executive is terminated during the term of employment (other than in connection with a Change in Control as described in footnote (3) below), without Cause (other than by reason of death or disability) by us, for Good Reason or due to non-renewal by us, the executive will be entitled to: (1) the Accrued Rights; (2) a cash lump sum payment equal to 1.5 times base salary; and (3) the continuation of certain health benefits for 18 months; and (4) accelerated vesting of certain equity awards as stipulated in the applicable long-term incentive plan.

(3)

Termination in connection with a Change in Control. In the event the executive is terminated by us without Cause (other than by reason of death or disability), resigns with Good Reason or we elect not to renew the executive’s employment term, in each case six months prior to or within one year subsequent to the consummation of a Change in Control, the executive will be entitled to: (1) the Accrued Rights; (2) a cash lump sum payment equal to 2.99 times the executive’s salary in effect on the date of termination; (3) immediate vesting and exercisability of outstanding options or other grants under the long-term incentive plans; and (4) the continuation of certain health benefits for two years and 11 months. A “Change In Control” as defined in the employment agreements means:

•

any “person” or “group” (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) (other than one or more of the Excluded Entities (as defined below)) is or becomes the “beneficial owner” (as defined in rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors (including by way of merger, consolidation or otherwise);

•

the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of us and our subsidiaries, taken as a whole, to any “person” or “group” (other than one or more of the Excluded Entities);

•

a merger, consolidation or reorganization (other than (x) with or into, as applicable, any of the Excluded Entities or (y) in which our stockholders, immediately before such merger, consolidation or reorganization, own, directly or indirectly immediately following such merger, consolidation or reorganization, at least 50% of the combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation or reorganization);

•	our complete liquidation or dissolution; or

•

other than as expressly provided for in the stockholders’ agreement with Blackstone and First Reserve, during any period of two consecutive years, individuals who at the beginning of such period constituted our Board (together with any new directors whose election by such board or whose nomination for election was approved by a vote of a majority of our directors then still in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) (the “Incumbent Board”) cease for any reason to constitute a majority of the Board then in the office; provided that, any director appointed or elected to the Board to avoid or settle a threatened or actual proxy contest shall in no event be deemed to be an individual of the Incumbent Board

For purposes of the definition of Change In Control, “Excluded Entity” means any of the following: (A) Blackstone; (B) First Reserve; (C) us and any entities of which a majority of the voting power of its voting equity securities and equity interests is owned directly or indirectly by us; and (D) any employee benefit plan (or trust forming a party thereof) sponsored or maintained by any of the foregoing.

(4)

Death or Disability. In the event of death or disability, the named executive officer’s estate or the executive, as applicable, will be entitled to receive: (1) the Accrued Rights; (2) a pro rata portion of the executive’s target annual cash bonus for the year in which such death or disability occurs; and (3) a cash lump sum payment equal to the greater of (A) one-half of the executive’s annual salary as in effect on the date of termination or (B) one-half of the aggregate amount of the executive’s salary that the executive would have received had the full term of employment occurred under the employment agreement. The amounts shown in this column as the cash severance payment represent one-half of the executive’s annual salary as of December 31, 2018. The actual amount payable upon death or disability could vary.

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(5)	These amounts are equal to the named executive officer’s target annual cash bonus for 2018.

(6)	The continued health benefits cost is based on the cost for such benefits as of December 31, 2018.

(7)

In connection with a termination without Cause by us or for Good Reason by the executive or due to non-renewal by us, these amounts reflect (i) the value of the accelerated vesting of the phantom units granted under the PBFX LTIP, (ii) the accelerated vesting of restricted stock awards and (iii) the accelerated vesting of the performance share units and performance units at a payout percentage of 100% for each payout period. In the event of retirement, the named executive would be entitled to accelerated vesting for their performance share units and performance units on a pro-rata basis as determined and certified by the Compensation Committee of the Board. In connection with a termination in connection with (a) a Change in Control or (b) in the event of Death or Disability or (c) by the executive or due to non-renewal by us, these amounts reflect (i) the intrinsic value of the accelerated vesting and exercisability of their options to purchase Class A Common Stock and the accelerated vesting of the phantom units granted under the PBFX LTIP, (ii) the accelerated vesting of restricted stock awards and (iii) the accelerated vesting of the performance share units and performance units at a payout percentage of 100% for each payout period.

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COMPENSATION COMMITTEE REPORT

The following Compensation Committee Report is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference into any of PBF’s filings under the Securities Act or the Exchange Act, respectively, whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.

The Compensation Committee has reviewed and discussed this Compensation Discussion and Analysis with management. Based on the foregoing review and discussions and such other matters the Compensation Committee deemed relevant and appropriate, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee:

Spencer Abraham, Chairman

Wayne Budd

William Hantke

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DIRECTOR COMPENSATION

Directors who are also our employees receive no separate compensation for service on our Board of Directors or committees thereof. Our remaining non-employee directors are entitled to receive director fees as determined by the Compensation Committee. We reimbursed all of our directors for customary expenses incurred in connection with attending meetings of our Board of Directors and committees thereof.

During 2018, the non-employee directors (Messrs. Abraham, Budd, Edwards, Kosnik, Lavinia, Hantke and Ogden and Ms. Lubel) received an annual cash retainer of $120,000, payable quarterly. Upon re-election at the Annual Meeting in May, each director also received an additional $150,000 equity award consisting of shares of Class A Common Stock, fully vested from the date of grant but subject to restrictions on transfer and sale that will lapse with respect to one-third of the shares each year over a period of three years starting on the first anniversary of the date of grant, subject to waiver under certain circumstances. Mr. Ogden received a pro-rated equity grant upon joining the Board in January 2018. Mr. Kosnik received an additional annual retainer of $20,000 for his role as chairman of the Audit Committee and a fee of $25,000 for his role as Lead Director. Each of Messrs. Abraham, Edwards and Budd received an additional retainer of $15,000 for their roles as chairman of the Compensation Committee, Health, Safety and Environment Committee and the Nominating and Corporate Governance Committee, respectively.

The following table summarizes all compensation for non-employee directors received for services rendered during the fiscal year ended December 31, 2018.

Name	Fees earned or Paid in Cash ($)*	Stock Awards ($)(1)		Total ($)
Spencer Abraham	135,459	150,032		285,491
Wayne Budd	138,391	150,032		288,423
S. Eugene Edwards	143,572	150,032		293,604
William Hantke	125,466	150,032		275,498
Edward Kosnik	167,395	150,032		317,427
Robert Lavinia	139,650	150,032		289,682
Kimberly Lubel	122,077	150,032		272,109
George Ogden	128,806	206,365	(2)	335,171

* Includes expense reimbursements.

(1)

The amounts set forth in this column represent the grant date fair value of Class A Common Stock, fully vested from the date of grant but subject to restrictions on transfer and sale that will lapse with respect to one-third of the shares each year over a period of three years starting on the first anniversary of the date of grant, subject to waiver under certain circumstances.

(2)	Includes a prorated grant of 1,554 shares of restricted stock on January 2, 2018 in connection with joining the Board.

Non-Employee Director Stock Ownership Guidelines

Non-employee directors are expected to acquire and hold during their service shares of our Class A Common Stock equal in value to at least three times the annual cash retainer paid to our directors. Directors have five years from their initial election to the Board to meet the target stock ownership guideline, and they are expected to continuously own sufficient shares to meet the guideline once attained.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Each of the related party transactions described below was negotiated on an arm’s length basis. We believe that the terms of such agreements are as favorable as those we could have obtained from parties not related to us.

Investments in PBF LLC

Certain of the named executive officers and certain other employees were provided with the opportunity prior to the IPO to purchase PBF LLC Series A Units and non-compensatory warrants to purchase PBF LLC Series A Units. The number of units and warrants offered for purchase were based upon the individual’s position and other relevant factors, and approved by the board of directors of PBF LLC. The table below sets forth the number of PBF LLC Series A Units and non-compensatory warrants to purchase PBF LLC Series A Units purchased and the price paid therefore directly or indirectly by our named executive officers since the beginning of fiscal year 2008 (without taking into account any PBF LLC Series A Units acquired at the time of our initial public offering upon exercise of the non-compensatory warrants).

Name	Aggregate Purchase Prices ($)	Series A Units (#)	Non-Compensatory Warrants for the Purchase of Series A Units (1)(2)(#)
Thomas Nimbley	2,250,000	225,000	300,000 (3)
Chief Executive Officer
Matthew Lucey	135,000	13,500	17,319 (4)
President
C. Erik Young	25,000	2,500	3,000 (5)
Senior Vice President, Chief Financial Officer

(1)	Each non-compensatory warrant for the purchase of PBF LLC Series A Units has an exercise price of $10.00 per unit and is immediately exercisable for a ten-year period.

(2)

In connection with the purchase of PBF LLC Series A Units and warrants, compensatory warrants for the purchase of Series A Units were also granted to each of these persons. See “Executive Compensation—Outstanding Equity Awards at 2017 Fiscal Year-End.”

(3)

In connection with the IPO in 2012, Mr. Nimbley exercised all of his non-compensatory warrants to purchase an additional 300,000 PBF LLC Series A Units for cash at the $10.00 exercise price for an aggregate purchase price of $3,000,000.

(4)

In connection with the IPO in 2012, Mr. Lucey exercised all of his non-compensatory warrants to purchase an additional 17,319 PBF LLC Series A Units for cash at the $10.00 exercise price for an aggregate purchase price of $173,190.

(5)

In connection with the IPO in 2012, Mr. Young exercised all of his non-compensatory warrants to purchase an additional 3,000 PBF LLC Series A Units for cash at the $10.00 exercise price for an aggregate purchase price of $30,000.

IPO Related Agreements

In connection with our IPO, we entered into various agreements governing the relationship among us, PBF LLC, Blackstone, First Reserve, certain of the then executive officers and certain of our directors and the other pre-IPO owners of PBF LLC. The following is a description of the material terms of these agreements, which description is qualified in its entirety by reference to the full text of the agreements which are filed with the SEC as exhibits to our periodic reports.

PBF LLC Amended and Restated Limited Liability Company Agreement

In connection with our initial public offering, the limited liability company agreement of PBF LLC was amended and restated. The amended and restated limited liability company agreement established the PBF LLC Series C Units, which are held solely by us and described further below, and provides that we are the sole managing member of PBF LLC. Accordingly, we control all of the business and affairs of PBF LLC and its operating subsidiaries.

At December 31, 2018, we owned 119,895,422 Series C Units and the remaining pre-IPO owners of PBF LLC owned 1,206,325 PBF LLC Series A Units. In addition, there are 1,000,000 PBF LLC Series B Units issued and outstanding, all of which are held by certain of our officers and a former officer. The PBF LLC Series B Units are profits interests

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which entitle the holders to participate in the profits of PBF LLC after the date of issuance. At December 31, 2018, certain of the pre-IPO owners of PBF LLC and other employees held options and warrants to purchase an additional 255,932 PBF LLC Series A Units at a weighted average exercise price of $10.82 per unit all of which were vested and exercisable.

Under the amended and restated limited liability company agreement of PBF LLC, the PBF LLC Series A Units are held solely by the pre-IPO owners of PBF LLC (and their permitted transferees) and the PBF LLC Series C Units are held solely by us and rank on parity with the PBF LLC Series A Units as to distribution rights, voting rights and rights upon liquidation, dissolution or winding up. We, as the managing member, have the right to determine the timing and amount of any distributions to be made to holders of PBF LLC Series A Units and PBF LLC Series C Units (other than tax distributions, as described below). Profits and losses of PBF LLC are allocated, and all distributions generally made, pro rata to the holders of PBF LLC Series A Units (subject, under certain circumstances described below, to the rights of the holders of PBF LLC Series B Units) and PBF LLC Series C Units. In addition, any PBF LLC Series A Units acquired by us from the pre-IPO owners of PBF LLC, in accordance with the exchange agreement, are automatically, and without any further action, reclassified as PBF LLC Series C Units in connection with such acquisition.

The holders of limited liability company interests in PBF LLC, including us, generally have to include for purposes of calculating their U.S. federal, state and local income taxes their share of any taxable income of PBF LLC. Taxable income of PBF LLC generally is allocated to the holders of units (including us) pro rata in accordance with their respective share of the net profits and net losses of PBF LLC. In general, PBF LLC is required to make periodic tax distributions to the members of PBF LLC, including us, pro rata in accordance with their respective percentage interests for such period (as determined under the amended and restated limited liability company agreement of PBF LLC), subject to available cash and applicable law and contractual restrictions (including pursuant to our debt instruments) and based on certain assumptions. Generally, these tax distributions will be an amount equal to our estimate of the taxable income of PBF LLC for the year multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporate resident in New York, New York (taking into account the nondeductibility of certain expenses). If, with respect to any given calendar year, the aggregate periodic tax distributions were less than the actual taxable income of PBF LLC multiplied by the assumed tax rate, PBF LLC will make a “true up” tax distribution, no later than March 15 of the following year, equal to such difference, subject to the available cash and borrowings of PBF LLC. The amended and restated limited liability company agreement of PBF LLC also provides that substantially all expenses incurred by or attributable to us and our management of PBF LLC other than our obligations under the tax receivable agreement, our income tax expenses and payments on indebtedness incurred by us are paid by PBF LLC.

Summary of PBF LLC Series B Units

The PBF LLC Series B Units are profits interests held by certain of our current and former officers which had no taxable value at the date of issuance, have no voting rights and are designed to increase in value only after our former sponsors achieve certain levels of return on their investment in PBF LLC Series A Units. Under the amended and restated limited liability company agreement of PBF LLC, distributions initially are made to the holders of PBF LLC Series A Units and PBF LLC Series C Units in proportion to the number of units owned by them. Once the sponsors receive a full return of their aggregate amount invested with respect to their PBF LLC Series A Units, distributions and other payments made on account of the PBF LLC Series A Units held by our former sponsors then will be shared by our former sponsors with the holders of PBF LLC Series B Units. Accordingly, the amounts paid to the holders of PBF LLC Series B Units will reduce only the amounts otherwise payable on account of the PBF LLC Series A Units held by our former sponsors, and will not reduce or otherwise impact any amounts payable to us (as the holder of PBF LLC Series C Units), the holders of our Class A Common Stock or any other holder of PBF LLC Series A Units. However, our consolidated statements of operations and comprehensive income (loss) reflect non-cash charges for compensation related to the PBF LLC Series B Units. As of March 29, 2019, there are 1,000,000 fully vested PBF LLC Series B Units issued and outstanding, which are held as follows: Thomas Nimbley—160,000 (16%); Matthew Lucey—60,000 (6%) and other current and former officers—780,000 (78%). All distributions to the holders of PBF LLC Series B Units will be made pro rata in accordance with their percentage interest. The amended and restated limited liability company agreement of PBF LLC provides that no holder of PBF LLC Series B Units was entitled to

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receive any distributions made by PBF LLC (other than certain tax distributions) until each of our former sponsors holding PBF LLC Series A Units received the aggregate amount invested for such PBF LLC Series A Units.

All amounts received, directly or indirectly, by our former sponsors and the holders of PBF LLC Series B Units (and each of their successors and permitted transferees) in connection with their holding of units, including amounts received upon the sale of, or as a result of the ownership of, shares of Class A Common Stock following an exchange of units pursuant to the exchange agreement, upon a transfer of units by our former sponsors to an unrelated third party or upon an in-kind distribution to their limited partners, pursuant to the tax receivable agreement or as a result of any assignment or transfer of any rights or entitlements thereunder, or otherwise as a result of such holder’s ownership of PBF LLC Series A Units are treated as being distributed, and treated as a distribution, for purposes of determining the amounts payable to the holders of PBF LLC Series B Units. Any payments required to be made to the holders of PBF LLC Series B Units by our former sponsors shall be made in cash. Payments made to any of our former sponsors pursuant to the tax receivable agreement are taken into account for purposes of satisfying the applicable sharing thresholds of the holders of PBF LLC Series B Units under the amended and restated limited liability company agreement of PBF LLC. All distributions under the amended and restated limited liability company agreement are treated as being distributed in a single distribution. Accordingly, if multiple distributions are made, the holders of PBF LLC Series B Units are entitled to share in the distributions at the highest then applicable sharing percentage, and if such holders have received prior distributions at a lower sharing percentage, such holders are entitled to a priority catch-up distribution at the applicable higher sharing percentage before any further amounts are distributed to such holders of PBF LLC Series A Units. Any amounts received by holders of PBF LLC Series B Units as tax distributions made by PBF LLC are treated as an advance on and shall reduce further distributions to which such holder otherwise would be entitled to under the agreement. If the employment of a holder of PBF LLC Series B Units is terminated by us for any reason other than due to death, disability or retirement, our former sponsors have the right to purchase for cash all or part of the holder’s PBF LLC Series B Units for the fair market value of such units as of the purchase date. In addition, upon the death or disability of a holder of PBF LLC Series B Units, the holder (or his representatives) has the right to sell to our former sponsors, and our former sponsors are required to purchase (pro rata), all of the holder’s PBF LLC Series B Units for the fair market value of such units as of the purchase date, with the purchase price payable, at the election of the purchaser, in cash or by delivery of PBF LLC Series A Units held by the purchaser.

Exchange Agreement

As of June 12, 2013, each of Blackstone and First Reserve received the full return of its aggregate amount invested for its PBF LLC Series A Units. Since January 1, 2018, no payments were received by the holders of PBF LLC Series B Units (in their capacity as such). In addition, the holders of PBF LLC Series B Units are entitled to certain payments in the future under the tax receivable agreement arising as a result of the prior exchanges by Blackstone and First Reserve.

Pursuant to an exchange agreement, the pre-IPO owners of PBF LLC (and certain permitted assignees thereof and holders who acquire PBF LLC Series A Units upon the exercise of certain warrants) may from time to time (subject to the terms of the exchange agreement), cause PBF LLC to exchange their PBF LLC Series A Units for shares of our Class A Common Stock on a one-for-one basis, subject to equitable adjustments for stock splits, stock dividends and reclassifications, and further subject to the rights of the holders of PBF LLC Series B Units to share in a portion of the profits realized by our former sponsors upon the sale of the shares of our Class A Common Stock received by them upon such exchange. The exchange agreement also provides that, subject to certain exceptions, holders do not have the right to cause PBF LLC to exchange PBF LLC Series A Units if we determine that such exchange would be prohibited by law or regulation or would violate other agreements to which we may be subject, and that we may impose on exchange rights additional restrictions that we determine to be necessary or advisable so that PBF LLC is not treated as a “publicly traded partnership” for United States federal income tax purposes. As a holder exchanges PBF LLC Series A Units, our interest in PBF LLC will be correspondingly increased.

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Registration Rights Agreement

Pursuant to an amended and restated registration rights agreement with each of the pre-IPO owners of PBF LLC, we have granted them and their affiliates and permitted transferees the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act shares of our Class A Common Stock delivered in exchange for PBF LLC Series A Units or otherwise beneficially owned by them. Under the registration rights agreement, we also agreed at our expense to make available a shelf registration statement to register the exchange by the remaining pre-IPO owners of PBF LLC of PBF LLC Series A Units for shares of our Class A Common Stock and the resale by them of shares of Class A Common Stock into the market from time to time. In addition, each of the pre-IPO owners of PBF LLC will have the ability to exercise certain piggyback registration rights in respect of shares of our Class A Common Stock held by them in connection with registered offerings requested by other registration rights holders or initiated by us. We currently have an effective shelf registration statement that initially covered the resale of up to 6,310,055 shares of our Class A Common Stock issued or issuable to holders of Series A LLC Units, which shares may be sold from time to time in the public markets.

Tax Receivable Agreement

The holders of PBF LLC Series A Units may from time to time (subject to the terms of the exchange agreement) cause PBF LLC to exchange their remaining PBF LLC Series A Units for shares of our Class A Common Stock on a one-for-one basis. PBF LLC (and each of its subsidiaries classified as a partnership for federal income tax purposes) has in effect an election under Section 754 of the Code effective for each taxable year in which an exchange of PBF LLC Series A Units for shares of our Class A Common Stock occurs. The purchase of PBF LLC Series A Units and exchanges of PBF LLC Series A Units for shares of Class A Common Stock have resulted, and are expected to result, with respect to PBF in increases, that otherwise would not have been available, in the tax basis of the assets of PBF LLC. These increases in tax basis have reduced the amount of tax that PBF would have otherwise been required to pay, and may reduce such tax in the future. These increases in tax basis may also decrease gains (or increase losses) on future dispositions of certain assets to the extent tax basis is allocated to those assets.

We entered into a tax receivable agreement with the holders of PBF LLC Series A Units and PBF LLC Series B Units (and certain permitted assignees thereof and holders who acquire PBF LLC Series A Units upon the exercise of certain warrants) that provides for the payment from time to time by PBF to such persons of 85% of the amount of the benefits, if any, that PBF is deemed to realize as a result of these increases in tax basis and (ii) certain other tax benefits related to us entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. These payment obligations are obligations of PBF and not of PBF LLC or any of its subsidiaries.

For purposes of the tax receivable agreement, subject to certain exceptions noted below, the benefit deemed realized by PBF generally is computed by comparing the actual income tax liability of PBF (calculated with certain assumptions) to the amount of such taxes that PBF would have been required to pay had there been no increase to the tax basis of the assets of PBF LLC as a result of the purchase or exchanges of PBF LLC Series A Units and had PBF not derived any tax benefits in respect of payments made under the tax receivable agreement. The term of the tax receivable agreement continues until all such tax benefits have been utilized or expired, unless (i) certain changes of control occur as described below, (ii) PBF exercises its right to terminate the tax receivable agreement for an amount based on the agreed payments remaining to be made under the agreement or (iii) PBF breaches any of its material obligations under the tax receivable agreement in which case all obligations will generally be accelerated and due as if PBF had exercised its right to terminate the agreement. Estimating the amount of payments that may be made under the tax receivable agreement is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors. The actual increase in tax basis, as well as the amount and timing of any payments under the tax receivable agreement, will vary depending upon a number of factors, including:

•

the timing of any subsequent exchanges of PBF LLC Series A Units – for instance, the increase in any tax deductions will vary depending on the fair value, which may fluctuate over time, of the depreciable or amortizable assets of PBF LLC at the time of each exchange;

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|  Certain Relationships and Related Transactions

•

the price of shares of our Class A Common Stock at the time of the exchange – the increase in any tax deductions, as well as the tax basis increase in other assets, of PBF LLC is affected by the price of shares of our Class A Common Stock at the time of the exchange;

•	the extent to which such exchanges are taxable – if an exchange is not taxable for any reason, increased deductions will not be available; and

•	the amount and timing of our income – PBF generally will be required to pay 85% of the deemed benefits as and when deemed realized.

The amount and timing of PBF’s taxable income, which will affect the amount and timing of the realization of tax benefits that are subject to the tax receivable agreement, depend on numerous factors. For example, if 50% or more of the capital and profits interests in PBF LLC are transferred in a taxable sale or exchange within a period of 12 consecutive months, PBF LLC will undergo, for federal income tax purposes, a “technical termination” that could affect the amount of PBF LLC’s taxable income in any year and the allocation of taxable income among the members of PBF LLC, including PBF. If PBF does not have taxable income, PBF generally is not required (absent a change of control or circumstances requiring an early termination payment) to make payments under the tax receivable agreement for that taxable year because no benefit will have been actually realized. However, any tax benefits that do not result in realized benefits in a given tax year will likely generate tax attributes that may be utilized to generate benefits in previous or future tax years. The utilization of such tax attributes will result in payments under the tax receivable agreement.

We expect that the payments that we may make under the tax receivable agreement will be substantial. As of December 31, 2018, we have recognized a liability for the tax receivable agreement of $373.5 million reflecting our estimate of the undiscounted amounts that we expect to pay under the agreement due to exchanges that occurred prior to that date, and to range over the next five years from approximately $15.0 million to $65.0 million per year and decline thereafter. Future payments under the agreement by us in respect of subsequent exchanges would be in addition to these amounts and are expected to be substantial. The foregoing numbers are merely estimates—the actual payments could differ materially. It is possible that future transactions or events could increase or decrease the actual tax benefits realized and the corresponding tax receivable agreement payments. There may be a material negative effect on our liquidity if, as a result of timing discrepancies or otherwise, (a) the payments under the tax receivable agreement exceed the actual benefits we realize in respect of the tax attributes subject to the tax receivable agreement and/or (b) distributions to us by PBF LLC are not sufficient to permit us to make payments under the tax receivable agreement after we have paid our taxes and other obligations. In this regard, the tax receivable agreement gives us some flexibility to defer certain payment obligations that are in excess of our then available cash, but the period of any such deferral under the tax receivable agreement may not exceed two years. Such deferred payments would accrue interest at a rate of LIBOR plus 150 basis points. The payments under the tax receivable agreement are not conditioned upon any persons continued ownership of us.

In certain instances, as described in the following paragraph, payments under the tax receivable agreement may be accelerated and/or significantly exceed the actual benefits realized in respect of the tax attributes subject to the tax receivable agreement.

The tax receivable agreement provides that upon certain changes of control, or if, at any time, PBF elects an early termination of the tax receivable agreement (or defaults in its obligations thereunder), PBF’s (or our successor’s) obligations with respect to exchanged or acquired PBF LLC Series A Units (whether exchanged or acquired before or after such transaction) would be based on certain assumptions, including that (i) PBF would have sufficient taxable income to fully utilize the deductions arising from the increased tax deductions and tax basis and other benefits related to entering into the tax receivable agreement and (ii) that the subsidiaries of PBF LLC will sell certain nonamortizable assets (and realize certain related tax benefits) no later than a specified date. Moreover, in each of these instances, PBF would be required to make an immediate payment equal to the present value (at a discount rate equal to LIBOR plus 100 basis points) of the anticipated future tax benefits (based on the foregoing assumptions). Accordingly, payments under the tax receivable agreement may be made years in advance of the actual realization, if any, of the anticipated future tax benefits and may be significantly greater than the actual benefits PBF realizes in respect of the tax attributes subject to the tax receivable agreement. Assuming that the market value of a share of Class A Common Stock were to be equal to $32.67, the closing price on December 31, 2018, and that LIBOR were to

56	2019 Proxy Statement

Certain Relationships and Related Transactions  |

be 1.85%, we estimate that the aggregate amount of these accelerated payments would have been approximately $373.5 million if triggered on such date. In these situations, our obligations under the tax receivable agreement could have a substantial negative impact on our liquidity and there is no assurance that we will be able to finance these obligations.

Moreover, payments under the tax receivable agreement will be based on tax reporting positions determined in accordance with the tax receivable agreement. PBF will not be reimbursed for any payments previously made under the tax receivable agreement if the Internal Revenue Service subsequently disallows part or all of the tax benefits that gave rise to such prior payments. As a result, in certain circumstances, payments could be made under the tax receivable agreement that are significantly in excess of the benefits that PBF actually realizes in respect of (i) the increases in tax basis resulting from its purchases or exchanges of PBF LLC Series A Units and (ii) certain other tax benefits related to its entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement.

Decisions made by the pre-IPO owners of PBF LLC in the course of running our business, such as with respect to mergers, asset sales, other forms of business combinations or other changes in control, may influence the timing and amount of payments required to be made under the tax receivable agreement. For example, the earlier disposition of assets following an exchange or acquisition transaction will generally accelerate payments under the tax receivable agreement and increase the present value of such payments, and the disposition of assets before an exchange or acquisition transaction will increase the tax liability of the pre-IPO owners of PBF LLC without giving rise to any obligations to make payments under the tax receivable agreement.

Payments are generally due under the tax receivable agreement within a specified period of time following the filing of our tax return for the taxable year with respect to which the payment obligation arises, although interest on such payments will begin to accrue at a rate of LIBOR plus 50 basis points from the due date (without extensions) of such tax return. However, PBF may defer payments under the tax receivable agreement to the extent it does not have available cash to satisfy its payment obligations under the tax receivable agreement as described above.

As described above, payment obligations to the holders of PBF LLC Series A Units and PBF LLC Series B Units under the tax receivable agreement are obligations of PBF and not obligations of PBF LLC, PBF Holding or any other subsidiary. However, because PBF is a holding company with no operations of its own, its ability to make payments under the tax receivable agreement is dependent on our subsidiaries’ ability to make future distributions. For example, specific provisions in the indenture governing the senior secured notes issued by PBF Holding are expected to permit PBF Holding to make distributions that include amounts sufficient to allow PBF to make on-going payments under the tax receivable agreement and to make an accelerated payment in the event of a change of control (however, the indenture permits a distribution on account of such a change of control only so long as PBF Holding offers to purchase all of the notes outstanding at a price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon). PBF expects to obtain funding for its on-going payments under the tax receivable agreement by causing PBF Holding to make cash distributions to PBF LLC under the relevant provisions of the indenture, and PBF LLC will, in turn, distribute such amounts, generally as tax distributions, on a pro rata basis to its owners. If PBF’s share of the distributions received through these specific provisions of the indenture is insufficient to satisfy its obligations under the tax receivable agreement, it may cause PBF LLC, which in turn will cause PBF Holding, to make distributions in accordance with other provisions of the indenture in order to satisfy such obligations. PBF LLC is also required to include in taxable income PBF LLC’s allocable share of PBF Logistics LP’s taxable income and gains (such share to be determined pursuant to the partnership agreement of PBF Logistics LP), regardless of the amount of cash distributions received by PBF LLC from PBF Logistics, and such taxable income and gains will flow-through to PBF to the extent of its allocable share of the taxable income and gains of PBF LLC. As a result, at certain times, including during the subordination period for the PBF Logistics LP subordinated units, the amount of cash otherwise ultimately available to PBF on account of its indirect interest in PBF Logistics may not be sufficient for PBF to pay the amount of taxes it will owe on account of its indirect interests in PBF Logistics. Based on our estimates of PBF’s obligations under the tax receivable agreement as described above, the amount of distributions on account of PBF’s obligations under the tax receivable agreement are expected to be substantial.

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|  Certain Relationships and Related Transactions

Relationship with PBF Logistics LP

On May 14, 2014, PBF Logistics LP completed its initial public offering. As of March 29, 2019, PBF LLC held a 54.1% limited partner interest (consisting of 29,953,631 common units) in PBFX, with the remaining 45.9% limited partner interest held by the public unit holders. PBF LLC also indirectly owns a non-economic general partner interest in PBFX through its wholly-owned subsidiary, PBF Logistics GP LLC (“PBF GP”), the general partner of PBFX. PBF Energy, through its ownership of PBF LLC, consolidates the financial results of PBF Logistics LP and its subsidiaries and records a noncontrolling interest in its consolidated financial statements representing the economic interest of the unit holders of PBF Logistics LP other than PBF LLC. PBF Logistics LP’s revenues are generated from agreements it has with PBF and its subsidiaries for services rendered to our refining business. PBF Logistics LP generates a limited amount of third party revenue and therefore intersegment related revenues are eliminated in consolidation by PBF Energy.

Statement of Policy Regarding Transactions with Related Persons

All related person transactions will be approved by our Board, which has adopted a written policy that applies to transactions with related persons. For purposes of the policy, related person transactions include transactions, arrangements or relationships involving amounts greater than $120,000 in the aggregate in which we are a participant and a related person has a direct or indirect material interest. Related persons are deemed to include directors, director nominees, executive officers, owners of more than five percent of our common stock, or an immediate family member of the preceding group. The policy provides that our Audit Committee will be responsible for the review and approval or ratification of all related-person transactions.

Our Audit Committee will review the material facts of all related person transactions that require the committee’s approval and either approve or disapprove of the entry into the related person transaction, subject to certain exceptions described below. The policy prohibits any of our directors from participating in any discussion or approval of a related person transaction for which such director is a related person, except that such director is required to provide all material information concerning the interested transaction to the committee. As part of its review and approval of a related person transaction, the Committee will consider whether the transaction is made on terms no less favorable than terms that would be generally available to an unaffiliated third-party under the same or similar circumstances, the extent of the related-person’s interest in the transaction and any other matters the committee deems appropriate.

Our related person transactions policy does not apply to: (1) employment of executive officers if the compensation is disclosed in the proxy statement or approved by the Compensation Committee; (2) director compensation that is disclosed in the proxy statement; (3) pro rata payments arising solely from the ownership of our equity securities; (4) certain indebtedness arising from ordinary course transactions or with owners of more than five percent of our common stock; (5) transactions where the rates or charges are determined by competitive bids; (6) certain charitable contributions; (7) regulated transactions; and (8) certain financial services.

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EQUITY COMPENSATION PLAN INFORMATION

The table below presents information as of December 31, 2018 under the Amended and Restated 2012 Equity Incentive Plan which was approved by our stockholders in 2016, the Amended and Restated 2017 Equity Incentive Plan which was approved by stockholders in 2017 and 2018 and the PBFX LTIP. We do not have any equity compensation plans pursuant to which awards are being issued that have not been approved by our stockholders. For a description of the awards issued under the Amended and Restated 2012 Equity Incentive Plan and the Amended and Restated 2017 Equity Incentive Plan, see Note 16—Stock-based Compensation to our fiscal year 2018 consolidated financial statements, which is included in our Form 10-K.

Plan Category	(a) Number of securities issuable upon exercise of outstanding options and purchase rights		(b) Weighted average exercise price of outstanding options and purchase rights		(c) Number of shares of Class A common stock remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a))
Equity compensation plans approved by stockholders:
Amended and Restated 2012 Equity Incentive Plan	5,074,166	(1)	$26.98		—
Amended and Restated 2017 Equity Incentive Plan	3,282,492	(2)	$33.65	(3)	10,741,710	(4)
PBFX LTIP	716,708	(5)	—	(6)	312,665	(7)
Equity compensation plans not approved by stockholders	—		—		—
Total	9,073,366	(8)	$29.61		11,054,375

(1)

In addition to stock options, the Amended and Restated 2012 Equity Incentive Plan authorized the issuance of restricted stock, restricted stock units, performance shares and other stock-based awards. As of December 31, 2018, there were 477,438 shares underlying outstanding unvested restricted stock awards under the Amended and Restated 2012 Equity Incentive Plan.

(2)

In addition to stock options, the Amended and Restated 2017 Equity Incentive Plan authorizes the issuance of restricted stock, restricted stock units, performance shares and other stock-based awards. As of December 31, 2018, there were 316,513 shares underlying outstanding unvested restricted stock awards under the Amended and Restated 2017 Equity Incentive Plan. In addition, there were 313,376 shares of Class A Common Stock issuable related to the performance share units assuming the maximum potential payout of these awards as of December 31, 2018, which are not included in column (a) above.

(3)	Column (b) does not include a weighted average exercise price for performance share units because these units do not have an exercise price.

(4)

The remaining number of shares available for grant under the Amended and Restated 2017 Equity Incentive Plan has been reduced by 45,262 shares of Class A Common Stock issuable in connection with the performance share units at the end of the performance cycle attributable to the first performance period TSR payout. The Amended and Restated 2017 Equity Incentive Plan applies a fungible ratio such that a full-value award, such as a restricted stock grant, restricted stock unit grant, performance share units or equivalents, will be counted at 2.75 times its number for purposes of the plan limit. As a result, the 10,741,710 shares available for issuance under the Amended and Restated 2017 Equity Incentive Plan would result in a maximum of 3,906,076 shares of restricted stock or equivalents to be issued.

(5)

The amounts reflect only phantom units that have been granted under the PBFX LTIP. No awards (as defined under the PBFX LTIP) have been made other than the phantom units, each of which represent rights to receive (upon vesting and payout) one common unit in the Partnership or an amount of cash equal to the fair market value of such unit. These phantom units vest pro-rata, annually over four years from the date of grant.

(6)	Column (b) is not applicable because the phantom units do not have an exercise price.

(7)

The PBFX LTIP was adopted by the general partner of PBF Logistics LP in connection with the closing of PBF Logistics LP’s initial public offering and provides for the making of certain awards, including common units, restricted units, phantom units, unit appreciation rights and distribution equivalent rights. For information about the PBFX LTIP that did not require approval by our limited partners, see “Item 11. Executive Compensation” in the Annual Report on Form 10-K for the year ended December 31, 2018 filed by PBF Logistics LP on February 21, 2019.

(8)	The weighted average remaining life of outstanding stock options is 7.24 years, excluding phantom units.

2019 Proxy Statement	59

PROPOSAL NO. 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

(Item 2 on the Proxy Card)

The Audit Committee of the Board determined on February 11, 2019, to engage Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending December 31, 2019. Deloitte also served as PBF’s independent registered public accounting firm for all fiscal years ended since December 31, 2012 and as PBF LLC’s independent registered public accounting firm for fiscal year ended December 31, 2011. The Board requests stockholder approval of the following resolution adopted by the Audit Committee and the Board.

“RESOLVED, that the appointment of the firm of Deloitte & Touche LLP as PBF’s independent registered public accounting firm for the purpose of conducting an audit of the consolidated financial statements and the effectiveness of internal control over financial reporting of PBF and its subsidiaries for the fiscal year ending December 31, 2019 is hereby approved and ratified.”

The affirmative vote of a majority of the votes cast is required for adoption of this proposal. If the appointment is not approved, the adverse vote will be considered as an indication to the Board that it should select another independent registered public accounting firm for the following year. Because of the difficulty and expense of making any substitution of public accountants so long after the beginning of the current year, it is contemplated that the appointment for 2019 will be permitted to stand unless the Audit Committee finds other good reason for making a change.

Representatives of Deloitte are expected to be present at the Annual Meeting to respond to appropriate questions raised at the Annual Meeting or submitted to them in writing prior to the Annual Meeting. The representatives may also make a statement if they desire to do so.

✓

The Board recommends that you vote “FOR” the proposal to ratify the appointment of Deloitte as PBF’s independent registered public accounting firm for
2019. Proxies will be voted FOR approval of the proposal unless otherwise specified.

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Proposal No. 2 – Ratification of Appointment of Independent Auditor  |

DELOITTE FEES FOR FISCAL YEARS 2018 AND 2017

The following table presents fees billed for the years ended December 31, 2018 and 2017 for professional services performed by Deloitte.

Fees	2018	2017
Audit Fees(1)	$5,604,000	$5,057,000
Audit-Related Fees(2)	849,300	1,196,700
Tax Fees(3)	524,661	353,391
All Other Fees	—	—
Total	$6,977,961	$6,607,091

(1)

Represents the aggregate fees for professional services rendered by Deloitte in connection with its audits of PBF Energy Inc.’s and its subsidiaries’ consolidated financial statements, including the audits of internal control over financial reporting, reviews of the condensed consolidated financial statements included in Quarterly Reports on Form 10-Q and related accounting consultation services provided to support the performance of such audits.

(2)

Represents fees for professional services rendered in connection with various filings for PBF Energy and its subsidiaries, including (i) services rendered in connection with the filing of multiple registration statements with the SEC, (ii) audits performed relating to subsequent asset contributions by us to PBF Logistics LP, and (iii) procedures performed in connection with certain regulatory filings.

(3)	Represents fees associated with tax services rendered for income tax planning, and sales, use and excise tax matters and the preparation of partnership tax information for PBF Logistics LP.

All engagements performed by our independent registered public accounting firm, whether for auditing or non-auditing services, must be pre-approved by the Audit Committee of the Board of Directors. During the year ended December 31, 2018, all of the services performed for us by Deloitte were pre-approved by the Audit Committee.

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|  Proposal No. 2 – Ratification of Appointment of Independent Auditor

REPORT OF THE AUDIT COMMITTEE FOR FISCAL YEAR 2018*

Management is responsible for PBF’s internal controls and financial reporting process. Deloitte, PBF’s independent registered public accounting firm for the fiscal year ended December 31, 2018, is responsible for performing an independent audit of PBF’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”), and to issue its report thereon. The Audit Committee monitors and oversees these processes. The Audit Committee approves the selection and appointment of PBF’s independent registered public accounting firm and recommends the ratification of such selection and appointment to our Board.

The Audit Committee serves in an oversight capacity and is not part of the Company’s managerial or operational decision-making process. Management is responsible for the financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the U.S. (GAAP) and for the report on the Company’s internal control over financial reporting. The Company’s independent auditor, Deloitte, is responsible for auditing those financial statements and expressing an opinion as to their conformity with GAAP and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. We rely, without independent verification, on the information provided to us and on the representations made by management, the internal auditor and the independent auditor.

We reviewed and discussed with management, the internal auditor and Deloitte the audited financial statements. We discussed with Deloitte matters that independent registered public accounting firms must discuss with audit committees under standards of the Public Company Accounting Oversight Board (PCAOB), including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380 “Communication with Audit Committees”), as adopted by the PCAOB in Rule 3200T. Deloitte also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence and represented that it is independent from the Company. Based on our review and the discussions and reports discussed above, and subject to the limitations on our role and responsibilities referred to above, we recommended to the Board that the Company’s audited consolidated financial statements for 2018 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

Members of the Audit Committee:

Edward Kosnik, Chairman

William Hantke

George E. Ogden

* The material in this Report of the Audit Committee is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference in any of PBF’s filings under the Securities Act or the Exchange Act, respectively, whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.

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PROPOSAL NO. 3 – ADVISORY VOTE ON 2018 NAMED EXECUTIVE OFFICER COMPENSATION

(Item 3 on the Proxy Card)

Pursuant to Section 14A of the Securities Exchange Act of 1934, we are submitting this proposal to our stockholders for an advisory vote to approve the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. We are currently required to hold this advisory vote every three years but the Board of Directors is recommending that stockholders approve holding this advisory vote on an annual basis under Proposal No. 4 in this proxy statement. You are voting on the following resolution at the 2019 Annual Meeting:

“Resolved, that the stockholders APPROVE, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure in this proxy statement.”

This vote is advisory, which means that it is non-binding on the Company, the Board or the Compensation Committee. Although this vote is nonbinding, the Compensation Committee values your opinion and expects to consider the voting results when making future decisions about named executive officer compensation. Your Board recommends that you vote FOR this resolution because it believes that our compensation programs support our business model and the following objectives and values, described in detail in our “Compensation Discussion and Analysis” in this proxy statement:

• Pay competitively to retain key talent;

• Pay for performance and in alignment with stockholder returns; and

• Balance short- and long-term decision-making in support of a cyclical business.

The executive compensation program is described in the Executive Compensation section beginning on page 31 and the Compensation Discussion and Analysis section and the other table and narrative disclosures in this proxy statement. In 2018, the Compensation Committee implemented a number of changes to our compensation programs that we believe are positive and will be well-received by our stockholders. We encourage stockholders to read the “Compensation Discussion and Analysis,” the accompanying compensation tables, and the related narrative disclosure in this proxy statement for a discussion of those changes.

✓	The Board recommends that you vote, on an advisory basis, “FOR” this proposal to APPROVE PBF’s named executive officer compensation.

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PROPOSAL NO. 4 – ADVISORY VOTE ON FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Item 4 on the Proxy Card)

As described in Proposal No. 3 above, PBF’s stockholders are being provided the opportunity to cast an advisory vote on the Company’s executive compensation program. The advisory vote on executive compensation described in Proposal No. 3 above is referred to as a “say-on-pay vote.”

As required by Section 14A of the Exchange Act, the Company is seeking a non-binding, advisory vote on how frequently stockholders are to cast an advisory say-on-pay vote. As previously approved by the stockholders, the Company currently conducts the say-on-pay vote once every THREE years.

As an advisory vote, this proposal is not binding upon the Company. However, after careful consideration and based upon the recommendation of the Compensation Committee, the Company has determined that changing the frequency of its say-on-pay vote to EVERY YEAR as opposed to EVERY TWO YEARS or EVERY THREE YEARS is most appropriate for the Company and the Board recommends that you vote FOR this change.

The Compensation Committee, which administers the Company’s executive compensation program, values the opinions expressed by stockholders in the say-on-pay votes and will consider the outcome of the say-on-pay votes in making its decisions on executive compensation.

✓	The Board recommends that you vote, on an advisory basis, “FOR” a frequency of EVERY YEAR for the advisory vote on executive compensation.

64	2019 Proxy Statement

GOVERNANCE DOCUMENTS AND CODE OF ETHICS

We adopted a Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, and controller. The code charges these officers with responsibilities regarding honest and ethical conduct, the preparation and quality of the disclosures in documents and reports we file with the SEC, and compliance with applicable laws, rules, and regulations. The Code also applies to all of our employees and directors.

We have adopted Corporate Governance Guidelines that, along with the charters of our Board committees, provide the framework for our governance processes. We post the following documents on our website at www.pbfenergy.com under the “Corporate Governance” tab in the “Investors” section. A printed copy of any of these documents is available to any stockholder upon request. Requests for documents must be in writing and directed to PBF’s Secretary at the address indicated on the cover page of this proxy statement.

•	Code of Business Conduct and Ethics

•	Corporate Governance Guidelines

•	Audit Committee Charter

•	Compensation Committee Charter

•	Nominating and Corporate Governance Committee Charter

•	Health, Safety & Environment Committee Charter

•	Stock Ownership Guidelines

STOCKHOLDER COMMUNICATIONS

Stockholders and other interested parties may communicate with the Board, its non-management directors, or the Lead Director by sending a written communication addressed to “Board of Directors,” “Non-Management Directors,” or “Lead Director” in care of PBF’s Secretary at the address indicated on the cover page of this proxy statement. Additional requirements for certain types of communications are stated under the caption “Stockholder Nominations and Proposals” below.

STOCKHOLDER NOMINATIONS AND PROPOSALS

If you wish to submit a stockholder proposal to be included in our proxy statement for the 2020 annual meeting of stockholders pursuant to Rule 14a-8 of the Exchange Act, we must receive your written proposal on or before December 10, 2019. Address the proposal to PBF’s Secretary at the address shown on the cover page of this proxy statement. The proposal must comply with Rule 14a-8, which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials.

If you wish to present a stockholder proposal at the 2020 annual meeting of stockholders that is not the subject of a proposal pursuant to Rule 14a-8 of the Exchange Act, or if you wish to recommend to the Board’s Nominating and Corporate Governance Committee the nomination of a person for election to the Board, you must follow the procedures outlined in Article I, Section 12 of our bylaws. These procedures include the requirement that your proposal must be delivered to PBF’s Secretary at the address shown on the cover page of this proxy statement not later than the close of business on the 90th day or earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. If the date of the annual meeting is more than 30 days from such anniversary date, your notice must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day we publicly announce the date of the 2019 annual meeting of stockholders.

Our bylaws are available in our SEC filings which can be accessed on our website at www.pbfenergy.com under the “Corporate Governance” tab in the “Investors” section. Stockholders are urged to review all applicable rules and consult legal counsel before submitting a nomination or proposal to PBF.

2019 Proxy Statement	65

OTHER BUSINESS

If any matters not referred to in this proxy statement properly come before the Annual Meeting or any adjournments or postponements thereof, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies to vote the shares represented by proxy in accordance with their best judgments. The Board is not currently aware of any other matters that may be presented for action at the Annual Meeting.

FINANCIAL STATEMENTS

Consolidated financial statements and related information for PBF, including audited financial statements for the fiscal year ended December 31, 2018, are contained in PBF’s Annual Report on Form 10-K. We have filed our Annual Report on Form 10-K with the SEC. You may review this report on the internet as indicated in the Internet Availability Notice and through our website (www.pbfenergy.com in the “Investors” section under “SEC Filings”).

HOUSEHOLDING

The SEC’s rules allow companies to send a single Notice or single copy of annual reports, proxy statements, prospectuses, and other disclosure documents to two or more stockholders sharing the same address, subject to certain conditions. These “householding” rules are intended to provide greater convenience for stockholders, and cost savings for companies, by reducing the number of duplicate documents that stockholders receive. If your shares are held by an intermediary broker, dealer, or bank in “street name,” your consent to householding may be sought, or may already have been sought, by or on behalf of the intermediary. If you wish to revoke consent to householding obtained by a broker, dealer, or bank which holds shares for your account, you may contact your broker. If you participate in householding and wish to receive a separate copy of this Notice of Annual Meeting, proxy statement and any accompanying documents, please contact American Stock Transfer & Trust Company, LLC and a separate copy will be sent to you promptly.

TRANSFER AGENT

American Stock Transfer & Trust Company, LLC serves as our transfer agent, registrar, and dividend paying agent with respect to our Class A Common Stock. Correspondence relating to any stock accounts, dividends, or transfers of stock certificates should be addressed to:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, NY 11219

Tel: 800-937-5449

66	2019 Proxy Statement

ANNUAL MEETING OF STOCKHOLDERS OF

PBF ENERGY INC.

MAY 23, 2019

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 23, 2019:

The Notice of Meeting, proxy statement and proxy card

are available at http://www.astproxyportal.com/ast/17860/

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

∎ 00033333333333400100 3	052319

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES UNDER PROPOSAL 1, “FOR” PROPOSALS 2 AND 3, AND FOR “1 YEAR” FOR PROPOSAL 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
		1.	Election of Directors:	FOR	AGAINST	ABSTAIN
The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of Annual Meeting of Stockholders, a Proxy Statement for the Annual Meeting of Stockholders and the 2018 Annual Report to Stockholders and instructs the proxies to vote as directed hereon.			Thomas Nimbley	☐	☐	☐
			Spencer Abraham	☐	☐	☐
			Wayne Budd	☐	☐	☐
			S. Eugene Edwards	☐	☐	☐
			William Hantke	☐	☐	☐
			Edward Kosnik	☐	☐	☐
			Robert Lavinia	☐	☐	☐
			Kimberly Lubel	☐	☐	☐
			George Ogden	☐	☐	☐
		2.	The ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditor for the year ended December 31, 2019.	☐	☐	☐
		3.	An advisory vote on the 2018 compensation of the named executive officers.	☐	☐	☐
			1 Year	2 Years	3 Years	ABSTAIN
		4.	An advisory vote on the frequency of the advisory vote on executive compensation. ☐	☐	☐	☐
		5.	The transaction of any other business properly brought before the meeting or any adjournment or postponement thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐		MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

      Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

∎				∎

ANNUAL MEETING OF STOCKHOLDERS OF

PBF ENERGY INC.

May 23, 2019

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. Your proxy card must be received by the day before the meeting.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 23, 2019:

The Notice of Meeting, proxy statement and proxy card

are available at http://www.astproxyportal.com/ast/17860/

i  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.  i

∎ 00033333333333400100 3	052319

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES UNDER PROPOSAL 1, “FOR” PROPOSALS 2 AND 3, AND FOR “1 YEAR” FOR PROPOSAL 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
		1.	Election of Directors:	FOR	AGAINST	ABSTAIN
The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of Annual Meeting of Stockholders, a Proxy Statement for the Annual Meeting of Stockholders and the 2018 Annual Report to Stockholders and instructs the proxies to vote as directed hereon.			Thomas Nimbley	☐	☐	☐
			Spencer Abraham	☐	☐	☐
			Wayne Budd	☐	☐	☐
			S. Eugene Edwards	☐	☐	☐
			William Hantke	☐	☐	☐
			Edward Kosnik	☐	☐	☐
			Robert Lavinia	☐	☐	☐
			Kimberly Lubel	☐	☐	☐
			George Ogden	☐	☐	☐
		2.	The ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditor for the year ended December 31, 2019.	☐	☐	☐
		3.	An advisory vote on the 2018 compensation of the named executive officers.	☐	☐	☐
			1 Year	2 Years	3 Years	ABSTAIN
		4.	An advisory vote on the frequency of the advisory vote on executive compensation. ☐	☐	☐	☐
		5.	The transaction of any other business properly brought before the meeting or any adjournment or postponement thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

	☐		MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

      Note:  Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

∎				∎

0

PBF ENERGY INC.

One Sylvan Way, Second Floor

Parsippany, New Jersey 07054

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Thomas Nimbley and Trecia Canty as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of PBF Energy Inc. held of record by the undersigned on March 29, 2019, at the Annual Meeting of Stockholders to be held at the Hilton Short Hills, 41 John F Kennedy Parkway, Short Hills, NJ 07078, on May 23, 2019, or any adjournment or postponement thereof, with all the power which the undersigned would have if personally present, hereby revoking any proxy heretofore given.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS, INCLUDING WITH DISCRETIONARY AUTHORITY AS TO ANY AND ALL OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

(Continued and to be signed on the reverse side.)

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